EXHIBIT 10.1

EXECUTION VERSION 6/23/2011

_______________________________________________

STOCK AND MEMBERSHIP INTEREST
PURCHASE AGREEMENT

_______________________________________________

BY AND AMONG

E-WASTE SYSTEMS, INC.,

LAPTOP SERVICE CENTER, LLC
D/B/A COMPUTER SYSTEMS SOLUTIONS,

SURF INVESTMENTS, LTD. D/B/A CPU,

KIMBERLY CREW

and

MUREX CORPORATION

_______________________________________________

Dated as of June 23, 2011

______________________________________________________

Page
1.	DEFINITIONS	1

	Acquired Business	1
	Agreement	1
	Annual Financial Statements	1
	Arbitrating Accountant	2
	Audited Annual Financial Statements	2
	Bad Debt Reserve	2
	Benefit Plans	2
	Buyer	2
	Claim	2
	Closing	2
	Closing Balance Sheet	2
	Closing Date	2
	Closing Date Net Working Capital	2
	Closing Receivables	3
	COBRA	3
	Code	3
	Common Stock	3
	Conditions	3
	Consultant	3
	Consulting Agreement	3
	Contracts	3
	Crew	3
	CPU	3
	CSS	3
	Cut-Off Date	3
	DTC	3
	Earnout Amount	3
	Earnout Audit	3
	Earnout Period	4
	EBITDA	4
	Effective Time	4
	Environmental Claim	4
	Environmental Laws	4
	Escrow Agent	4
	ERISA	4
	ERISA Affiliate	4
	Exchange Act	4
	Existing Plans	4
	Financial Statements	4
	Forecasts	4
	GAAP	4
	Green Technology Recycling	5

i

(continued)

Page
Group Company and Group Companies	5
Income Taxes	5
Indebtedness	5
Indemnified Party	5
Indemnifying Party	5
Initial Payment	5
Intellectual Property Rights	5
Interim Financial Statements	5
Investment	5
Knowledge of the Sellers	6
Law	6
Leased Real Estate	6
Lighthouse Venture Management	6
Losses	6
Materials of Environmental Concern	6
Membership Interests	6
Minimum Closing Date Net Working Capital	6
Net Working Capital	6
Noncompetition Agreements	6
Objection Notice	6
Original Stock Transfer Documents	6
Owned Real Estate	7
PBGC	7
Permitted Indebtedness	7
Person	7
Pre-Closing Tax Period	7
Professional and Transaction Fees	7
Purchase Price	7
Purchased Equity Interests	7
Purchased Membership Interests	7
Purchased Stock	7
Real Estate	7
Real Estate Leases	7
Release	7
Remediation Costs and Expenses	7
Retained Liabilities	8
Retention Account	8
Retention Fund	8
SEC	8
Securities Act	8
Seller and Sellers	8
Straddle Period	8
Taxes	8
Tax Returns	8

(continued)

Page
	Technology Playground	8
	Trading Market	8

2.	PURCHASE OF PURCHASED EQUITY INTERESTS	9

2.1	Purchased Equity Interests	9
2.2	Delivery of Purchased Equity Interests	9
2.3	Payment of Purchase Price	9
2.4	Post-Closing Purchase Price Adjustments	10
2.5	Retention Fund	10
2.6	Earnout Amount	11
2.7	Inclusions and Exclusions from the Transaction	12

3.	CLOSING	13

3.1	Closing Date	13
3.2	Closing Deliveries	13

4.	REPRESENTATIONS AND WARRANTIES OF SELLERS	15

4.1	Ownership of Purchased Equity Interests; Authority; Consents	15
4.2	Corporate Matters	15
4.3	Authority; Validity	17
4.4	Closing Date Net Working Capital; Closing Receivables	18
4.5	Financial	18
4.6	Absence of Changes	19
4.7	Absence of Undisclosed Liability	19
4.8	Powers of Attorney	19
4.9	Litigation	19
4.10	Licenses; Compliance With Laws and Regulations	20
4.11	Title to and Condition of Property	20
4.12	Taxes	22
4.13	Vacation Pay	24
4.14	Contracts and Commitments	24
4.15	Patents, Trademarks and Trade Names	25
4.16	Environmental Matters	25
4.17	Computer Systems	26
4.18	Transactions with Affiliates	26
4.19	Bank Accounts	27
4.20	No Pending Transactions	27
4.21	Indebtedness; Investments	27
4.22	Product Warranties	27
4.23	Warranty Claims and Customer Complaints	27
4.24	Employees	27
4.25	Benefit Plans	28
4.26	Multi-Employer Plans	31

(continued)

Page
4.27	Disclosure	31
4.28	Brokers	31

5.	INTENTIONALLY OMMITTED	31

6.	REPRESENTATIONS AND WARRANTIES OF BUYER	31

6.1	Corporate Matters Regarding Buyer	31
6.2	Disclosure	32
6.3	Brokers	32
6.4	Buyer Common Stock	32

7.	COVENANTS OF SELLERS AND THE GROUP COMPANIES	32

7.1	Conduct Pending Closing Date	32
7.2	Retained Liabilities	34
7.3	Further Acts	35

8.	COVENANTS OF BUYER	35

8.1	Further Acts	35
8.2	Employment of Group Company Employees	35
8.3	Group Companies’ Line of Credit	35
8.4	Director and Officer Indemnification	35

9.	MUTUAL COVENANTS AND WARRANTIES	36

9.1	Publicity	36
9.2	Reasonable Efforts	36
9.3	Tax Matters	36
9.4	Post-Closing Corporate Matters for the Group Companies	38

10.	TERMINATION OF AGREEMENT	38

10.1	Causes	38
10.2	Effect of Termination	39
10.3	Right to Proceed	39

11.	CONDITIONS TO OBLIGATIONS OF BUYER	39

11.1	Acts to be Performed	39
11.2	Representations and Warranties	39
11.3	Due Diligence	39
11.4	No Material Adverse Change	40
11.5	Ordinary Course	40
11.6	Third-Party Consents	40
11.7	Statutory Requirements; Litigation	40
11.8	Other Agreements and Documents	40

(continued)

Page
11.9	Liens	40
11.10	Audit	40

12.	CONDITIONS TO OBLIGATION OF SELLERS	41

12.1	Acts to be Performed	41
12.2	Representations and Warranties	41
12.3	Statutory Requirements; Litigation	41
12.4	Other Agreements and Documents	41

13.	SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS; INDEMNIFICATION	41

13.1	Survival of Representations, Warranties, Agreements and Covenants	41
13.2	Indemnification by Buyer	42
13.3	Indemnification by Sellers	43
13.4	Retention Account	44
13.5	Interest	44
13.6	Procedures for Third-Party Claims	44

14.	GOVERNING LAW	46

15.	SUBMISSION TO JURISDICTION	46

16.	NOTICES	46

17.	EXHIBITS	47

18.	ENTIRE AGREEMENT; BINDING EFFECT	47

19.	HEADINGS	47

20.	EXPENSES	47

21.	AMENDMENT	47

22.	WAIVER	47

23.	TIME OF THE ESSENCE	47

24.	ASSIGNMENT	48

25.	COUNTERPARTS; FACSIMILE SIGNATURE	48

v

STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AGREEMENT is made as of June 23, 2011 (the “Signing Date”), by and among E-WASTE SYSTEMS, INC., a Nevada corporation (“Buyer”), LAPTOP SERVICE CENTER, LLC D/B/A COMPUTER SYSTEMS SOLUTIONS, a Pennsylvania limited liability company (“CSS”), SURF INVESTMENTS, LTD. D/B/A CPU, a California corporation (“CPU”), KIMBERLY CREW, an individual resident of the Commonwelath of Pennsylvania (“Crew”) and MUREX CORPORATION, a Pennsylvania corporation (“Murex”).

RECITALS

A. The Group Companies are engaged in the business of selling computer hardware and parts, servicing and repairing computer hardware and providing asset retirement services for computer hardware, including end-of-life services such as are provided by Green Technology Recycling.

B. The Sellers own all of the issued and outstanding membership interests of CSS and all of the issued and outstanding shares of the capital stock of CPU.

C. The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Purchased Equity Interests upon the terms and subject to the conditions hereinafter set forth.

D. While Crew and Murex are collectively referred to herein as the “Sellers,” the Buyer acknowledges and agrees that the Sellers’ obligations hereunder are several, not joint, with each Seller, subject to Sections 13.3(b) (v) and (vii), responsible solely for its own performance of its own representations, warranties, covenants and other undertakings hereunder, and that neither Seller is responsible for the obligations and undertakings of the other Seller.

NOW, THEREFORE, in consideration of the Recitals and the respective representations, warranties, indemnities, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, do hereby agree as follows:

1.   DEFINITIONS.  For purposes of this Agreement, the following definitions shall apply:

Acquired Business.  “Acquired Business” shall mean the business operated by the Group Companies until the Closing (including without limitation selling computer hardware and parts, servicing and repairing computer hardware and providing asset retirement services for computer hardware, including end-of-life services such as are provided by Green Technology Recycling, but excluding Technology Playground which was recently divested from the Group Companies).

Agreement.  “Agreement” shall mean this Stock and Membership Interest Purchase Agreement.

Annual Financial Statements.  “Annual Financial Statements” shall mean the unaudited, internally prepared annual financial statements (balance sheets, statements of income and retained earnings, statements of cash flow and supplementary statements, together with footnotes) for each Group Company for the fiscal years ended December 31, 2009 and 2010, and heretofore delivered to Buyer by the Sellers.

Arbitrating Accountant.  “Arbitrating Accountant” shall have the meaning set forth in Section 2.6 of this Agreement.

Audited Annual Financial Statements.  “Audited Annual Financial Statements” shall mean the audited financial statements (balance sheets, statements of income and retained earnings, statements of cash flow and supplementary statements, together with footnotes) prepared by the accounting firm of Sadler & Gibbs for each Group Company for the fiscal years ended December 31, 2009 and 2010, and heretofore delivered to Buyer by the Sellers.

Bad Debt Reserve.  “Bad Debt Reserve” shall mean the bad debt reserve or allowance for doubtful accounts set forth on the Closing Balance Sheet with respect to the uncollectible portion of the Closing Receivables.

Benefit Plans.  “Benefit Plans” shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, deferred compensation plan or agreement, cafeteria plan, dependent care plan, fringe benefit program, employee insurance plan, severance plan or agreement, change in control plan or agreement, employment agreement (other than the Consulting Agreement), disability plan, health care plan, sick leave plan, death benefit plan, multi-employer pension or welfare benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees.

Buyer.  “Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.

Claim.  “Claim” shall have the meaning specified in Section 13.6(a) of this Agreement.

Closing.  “Closing” shall mean the conference to be held at 10:00 a.m. Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin, or such other time and place as Buyer and the Sellers may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.  By agreement of Buyer and the Sellers, the Closing may be effected by mail, facsimile or electronic transmission, or other acceptable means.

Closing Balance Sheet.  “Closing Balance Sheet” shall mean a balance sheet for the Group Companies as of the Effective Time determined from the books and records of the Group Companies (absent manifest error) in accordance with GAAP (without giving effect to the consummation of the transactions contemplated by this Agreement), which shall include the Closing Date Net Working Capital.

Closing Date.  “Closing Date” shall mean the date specified in Section 3.1 of this Agreement.

Closing Date Net Working Capital.  “Closing Date Net Working Capital” shall mean the net working capital of the Group Companies as of the Effective Time determined from the books and records of the Group Companies (absent manifest error) in accordance with GAAP (without giving effect to the consummation of the transactions contemplated by this Agreement).

Closing Receivables.  “Closing Receivables” shall mean all of the notes and accounts receivable of each Group Company as of the Closing as reflected on the Closing Balance Sheet after adjustment for Bad Debt Reserves.

COBRA.  “COBRA” shall have the meaning specified in Section 4.25(j) of this Agreement.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Stock.  “Common Stock” shall mean the 20,000 authorized shares of common stock of CPU, $0 par value.

Conditions.  “Conditions” shall have the meaning specified in Section 13.6(c) of this Agreement.

Consultant.  “Consultant” shall have the meaning specified in Section 13.6(c) of this Agreement.

Consulting Agreement.  “Consulting Agreement” shall mean the consulting agreement to be entered into between Group Companies and Lighthouse Venture Management, LLC, in the form of Exhibit A attached hereto.

Contracts.  “Contracts” shall mean all of the contracts, leases and agreements of each Group Company.

Crew.  “Crew” shall have the meaning set forth in the introductory paragraph of this Agreement.

CPU.  “CPU” shall have the meaning set forth in the introductory paragraph of this Agreement.

CSS.  “CSS” shall have the meaning set forth in the introductory paragraph of this Agreement.

Cut-Off Date.  “Cut-Off Date” shall have the meaning specified in Section 13.1(h) of this Agreement.

DTC.  “DTC” shall mean The Depository Trust & Clearing Corporation.

Earnout Amount.  “Earnout Amount” shall mean that portion of the Purchase Price that is payable pursuant to Section 2.6 of this Agreement.

Earnout Audit.  “Earnout Audit” shall have the meaning set forth in Section 2.6 of this Agreement.

Earnout Period.  “Earnout Period” shall have the meaning set forth in Section 2.6 of this Agreement.

EBITDA.  “EBITDA” shall mean the Group Companies’ combined earnings before interest, taxes, depreciation and amortization.

Effective Time.  “Effective Time” shall have the meaning specified in Section 3.1 of this Agreement.

Environmental Claim.  “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice by any Person or entity alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, or (ii) any violation, or alleged violation, of any Environmental Law.

Environmental Laws.  “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or to the generation, manufacture, processing, handling, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Escrow Agent.  "Escrow Agent" shall mean Flaster Greenberg P.C.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.  “ERISA Affiliate” shall mean a Person aggregated with another Person as a single employer under any of Sections 414(b), 414(c), 414(m), or 414(o) of the Code.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Existing Plans.  “Existing Plans” shall mean the existing Benefit Plans of each Group Company listed and described on Schedule 1.1 attached hereto.

Financial Statements.  “Financial Statements” shall mean the Annual Financial Statements and Interim Financial Statements, collectively.

Forecasts.  “Forecasts” shall mean the forecasts for the Group Companies attached hereto as Schedule 1.2.

GAAP.  “GAAP” shall mean United States generally accepted accounting principles.

Green Technology Recycling.  “Green Technology Recycling” shall mean a line of business conducted by the Group Companies that provides the following services: end-of-life asset retirement services for computers and other types of electronics.

Group Company and Group Companies.  “Group Company” and “Group Companies” shall mean CSS and CPU, individually or collectively, as the case may be.

Income Taxes.  “Income Taxes” shall mean all Taxes based on income determined under provisions of the Code and foreign, state and other taxes (including franchise taxes) based on income or gross receipts, including a Tax assessed on a corporation by reference to its income, gains, or profits, and shall include for the avoidance of doubt, any withholding tax and in each instance any interest, penalties or additions to tax attributable to such Tax.

Indebtedness.  “Indebtedness” shall mean all liabilities or obligations of the relevant Person, whether primary or secondary or absolute or contingent:  (a) for borrowed money; (b) evidenced by notes, bonds, debentures, guaranties or similar obligations; (c) under leases which in accordance with GAAP constitute capital leases; or (d) secured by liens on any assets of that Person; or (e) resulting from cash, book or bank overdrafts.

Indemnified Party.  “Indemnified Party” shall have the meaning specified in Section 13.6(a) of this Agreement.

Indemnifying Party.  “Indemnifying Party” shall have the meaning specified in Section 13.6(a) of this Agreement.

Initial Payment.  “Initial Payment” shall mean Seven Hundred Fifty Thousand Dollars ($750,000), minus the amount of the Permitted Indebtedness.

Intellectual Property Rights.  “Intellectual Property Rights” shall mean patents, trade marks, service marks, logos, trade names, internet domain names, websites, rights in designs, brand names, logos, copyrights, and moral rights, database rights, rights in know-how, trade secrets, discoveries, inventions, formulae, process, procedures, computer software programs and subsequent versions thereof, including all source code, object, executable or binary code, and other intellectual property rights, in each case whether registered or unregistered, licensed or owned, and including applications for registration, licenses pertaining thereto, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

Interim Financial Statements.  “Interim Financial Statements” shall mean the unaudited, internally prepared financial statements (balance sheet and statement of income) for each Group Company for the period beginning January 1, 2011 through the Closing Date, heretofore delivered by the Sellers to Buyer.

Investment.  “Investment” by any Person shall mean:  (a) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

Knowledge of the Sellers.  “Knowledge of the Sellers” and terms of similar import shall mean the actual knowledge of the following individuals and the knowledge that such individuals should have after due, reasonable and prudent inquiry:

Kimberly Crew

Law.  “Law” shall mean any federal, state, local or other governmental law, rule or regulation of any kind, and any and all rules and regulations promulgated thereunder.

Leased Real Estate.  “Leased Real Estate” shall mean the real property subject to the Real Estate Leases, including all buildings, structures, improvements and fixtures thereon.

Lighthouse Venture Management.  “Lighthouse Venture Management” shall mean Lighthouse Venture Management, LLC., a Pennsylvania limited liability company.

Losses.  “Losses” shall mean damages, liabilities, deficiencies, claims, actions, demands, judgments, interest, losses, diminutions in value or costs or expenses of whatever kind or nature (including, without limitation, reasonable attorneys’ fees), to the extent not insured.

Materials of Environmental Concern.  “Materials of Environmental Concern” shall mean any substance or material that is on the date hereof or on the Closing Date prohibited, controlled or regulated by any governmental authority under any Environmental Law, including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum derivatives or other hydrocarbons, petroleum products, dangerous substances, designated substances, controlled products or subject waste, all as defined in or pursuant to any Environmental Law.

Membership Interests.  “Membership Interests” shall mean the membership interests of CSS.

Minimum Closing Date Net Working Capital.  “Minimum Closing Date Net Working Capital” shall mean One Hundred Fifteen Thousand Dollars ($115,000.00).

Net Working Capital.  Net Working Capital shall mean the amount by which current assets exceed current liabilities, in accordance with GAAP.

Noncompetition Agreements.  “Noncompetition Agreements” shall mean the noncompetition agreements to be entered into by and among the Buyer, Sellers, Group Companies and  in the forms of Exhibits B-1 to B-2 attached hereto.

Objection Notice.  “Objection Notice” shall have the meaning set forth in Section 2.6 of this Agreement.

Original Stock Transfer Documents.  “Original Stock Transfer Documents” shall mean all of the stock certificates, membership interest certificates (if applicable) and other transfer documents delivered by Sellers to Buyer pursuant to Section 2.2 of this Agreement.

Owned Real Estate.  “Owned Real Estate” shall mean the real property titled in the name of either Group Company described in Schedule 1.3 attached hereto, together with all buildings, structures, improvements and fixtures thereon and all rights pertaining thereto.

PBGC.  “PBGC” shall mean the Pension Benefit Guaranty Corporation.

Permitted Indebtedness.  “Permitted Indebtedness” shall mean the Indebtedness of the Group Companies to the creditors and in the amounts listed on Schedule 1.4 attached hereto.

Person.  “Person” shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

Pre-Closing Tax Period.  “Pre-Closing Tax Period” shall have the meaning set forth in Section 9.3 of this Agreement.

Professional and Transaction Fees.  “Professional and Transaction Fees” shall mean any and all consulting, accounting, legal, brokerage or finder fees, expenses or charges incurred or arising on behalf of the Sellers or the Group Companies in connection with the negotiation, preparation, execution, planning or performance of this Agreement or the transactions contemplated hereby, and any other such expenses incurred by the Sellers or the Group Companies prior to the Closing as a result of their respective obligations hereunder.

Purchase Price.  “Purchase Price” shall mean the Initial Payment, plus the Earnout Amount, subject to any adjustments to the Purchase Price set forth in this Agreement.

Purchased Equity Interests.  “Purchased Equity Interests” shall mean, collectively, all of the issued and outstanding Membership Interests and all of the issued and outstanding shares of the Common Stock.

Purchased Membership Interests.  “Purchased Membership Interests” shall mean, collectively, all of the issued and outstanding Membership Interests.

Purchased Stock.  “Purchased Stock” shall mean, collectively, all of the issued and outstanding shares of the Common Stock.

Real Estate.  “Real Estate” shall mean, collectively, the Owned Real Estate and the Leased Real Estate.

Real Estate Leases.  “Real Estate Leases” shall mean the real estate leases, subleases and other occupancy agreements to which each Group Company is a party listed separately as such on Schedule 1.5 attached hereto.

Release.  “Release” shall mean the release to be signed by each Seller in the form of Exhibit C attached hereto.

Remediation Costs and Expenses.  “Remediation Costs and Expenses” shall have the meaning specified in Section 13.6(c) of this Agreement.

Retained Liabilities.  “Retained Liabilities” shall mean the claims, liabilities and obligations of each Group Company as of the Closing listed on Schedule 1.6 attached to this Agreement.

Retention Account.  “Retention Account” shall mean a segregated account maintained by Buyer for the specific purposes of holding the Retention Fund.

Retention Fund.  “Retention Fund” shall mean the amount(s) deposited and remaining in the Retention Account from time to time in accordance with the terms of this Agreement.

SEC.  “SEC” shall mean the United State Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Seller and Sellers.  “Seller” and “Sellers” shall mean Crew and Murex, individually or collectively, as the case may be.

Straddle Period.  “Straddle Period” shall have the meaning set forth in Section 9.3 of this Agreement.

Taxes.  “Taxes” shall mean all taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or, including without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise taxes (if not based on income), estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

Tax Returns.  “Tax Returns” shall mean all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes, including any schedule or attachment thereto and any amendment thereof.

Technology Playground.  “Technology Playground” shall mean a line of business previously conducted by the Group Companies that provides the following services: selling computer hardware and parts, servicing and repairing computer hardware and providing asset retirement services for computer hardware, in each case to schools and other institutions in the education market.

Trading Market.  “Trading Market” means any market or exchange on which the Buyer Common Stock is listed or quoted for trading on the applicable dates, including but not limited to the following: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or OTC Bulletin Board (or any successors to any of the foregoing).

2.   PURCHASE OF PURCHASED EQUITY INTERESTS.

2.1 Purchased Equity Interests.  Subject to and upon the terms and conditions set forth in this Agreement, Sellers will validly sell, transfer, assign and convey to Buyer, and Buyer will accept and purchase from Sellers, on the Closing Date, the Purchased Equity Interests.

2.2 Delivery of Purchased Equity Interests.  At the Closing, the Sellers shall deliver, transfer and assign all of the Purchased Equity Interests to Buyer by delivering (a) membership interest certificates, if applicable, representing all of the Purchased Membership Interests and (b) stock certificates representing all of the Purchased Stock, and in each case, as applicable, endorsed or accompanied by stock powers or other similar assignment documents reasonably requested by the Buyer, duly executed in blank, with any required transfer stamps affixed thereto, and otherwise in proper form for transfer, as shall be necessary to vest in Buyer, full, complete, good and marketable title to such Purchased Equity Interests free and clear of all liens, claims and encumbrances of any kind whatsoever, all such documents to be in form and substance satisfactory to counsel for Buyer.

2.3 Payment of Purchase Price.  The Purchase Price for the Purchased Equity Interests shall be paid by Buyer to Sellers as follows:

(a) Five Hundred Thousand Dollars ($500,000), minus the amount of the Permitted Indebtedness, shall be paid by wire transfer of immediately available funds on the Closing Date.

(b) Subject to Section 2.5, Two Hundred Fifty Thousand Dollars ($250,000) shall be paid, at the election of each Seller made in writing by the Sellers, as follows:

(i) In tranches of cash beginning 30 days following the payment in Section 2.3(a), consistent with the terms of the promissory note attached hereto as Exhibit “D” (the “Promissory Note”); and/or

(ii) By the assumption of agreed debt obligations on terms acceptable to Buyer.

(c) The Earnout Amount, if any, due pursuant to Section 2.6 of this Agreement, shall be paid in accordance with Section 2.6.

(d) Intentionally omitted.

(e) The Purchase Price shall be allocated to the Purchased Membership Interests and Purchased Stock as set forth on Schedule 2.3(e)(i).  The portion of the Purchase Price paid for the Purchased Membership Interests shall for Tax purposes be allocated to the assets of CSS in accordance with Schedule 2.3(e)(ii).  The parties hereto agree to report the portion of the Purchase Price paid for the Purchased Membership Interests to the appropriate taxing authorities in accordance with Schedule 2.3(e)(ii).  Schedule 2.3(e)(ii) shall be prepared and agreed upon by the Buyer and the Sellers prior to the Closing Date, and shall be prepared in accordance with U.S. Internal Revenue Service requirements and the applicable provisions of the Code.

(f) Payment of the Purchase Price to the Sellers shall be apportioned between the Sellers in accordance with Schedule 4.2(d) attached to this Agreement.  Any increase or decrease in the Purchase Price resulting from any post-closing adjustment described in Section 2.4 of this Agreement, and any distributions to the Sellers from the Retention Fund, shall be allocated to the Sellers on a proportionate basis consistent with Schedule 4.2(d) hereto.

(g) As security for the obligations owing by Buyer to Sellers under Section 2.3(b) as evidenced by the Promissory Note and this Agreement (the “Obligations”), Buyer agrees to grant to Sellers a security interest in the Purchased Equity Interests as evidenced by the pledge agreement attached hereto as Exhibit “E” (the “Pledge Agreement”), which shall be subordinated, to the extent required, only to the senior financing arrangement described in Section 8.3 below that is exclusively incurred to finance the acquisition of the Purchased Equity Interests.

2.4 Post-Closing Purchase Price Adjustments.

(a) If within 180 days following the Closing, there remain outstanding Closing Receivables in excess of the Bad Debt Reserve (and Buyer has taken reasonable efforts to collect same), the Purchase Price will be decreased by the amount of such excess.  Buyer will provide written notice to the Sellers of any such uncollected Closing Receivables no later than 180 days after the Closing.  Any such decrease to the Purchase Price shall be paid to the Buyer first (i) from the Retention Account to the extent there is a sufficient balance therein and at such point as the Retention Account is exhausted, then (ii) as a set-off against any other payment due hereunder to the Sellers, including any portion of the Initial Payment and any Earnout Payment, to the extent such set-off would satisfy the amount owed pursuant to this Section 2.4(a) and if there are not sufficient other payments due hereunder to accommodate such set-off, then (iii) by wire transfer of immediately available funds from the Sellers to the Buyer, provided, however that Murex’s liability for such a payment combined with any other liability of Murex under this Agreement shall not exceed Murex’s interest in the Retention Fund in the Retention Account.  Any such payment or set-off shall be calculated and paid or set-off, as applicable, within 10 days after Buyer provides written notice to Sellers in accordance with this Section 2.4(a).  On the 181st day following the Closing, Buyer shall assign any remaining outstanding Closing

Receivables to Sellers to the extent the Purchase Price is decreased to reflect the excess remaining Closing Receivables pursuant to this Section 2.4(a).

(b) The Earnout Amount will be adjusted in accordance with Section 2.6.

2.5 Retention Fund.  At the time that each payment required by Section 2.3(b) is made, the Buyer shall deposit in the Retention Account, which is to be held by Escrow Agent pursuant to the terms of the escrow agreement attached hereto as Exhibit “F” (the “Escrow Agreement”) an amount of cash equal to ten percent (10%) of each such payment, and such amount shall be retained in the Retention Account for 120 days following the date such payment is made.  The Retention Fund shall be withheld and placed in the Retention Account for the purpose of allowing Buyer and the Group Companies to recover therefrom the amount of any Purchase Price Adjustments made pursuant to the terms herein and any claims under Section 13.3 of this Agreement, in each case in accordance with Section 13.4 of this Agreement.  After funds are retained in the Retention Account for 120 days, any portion of the Retention Fund as to which there is no dispute by or among any of the parties shall be paid by the Escrow Agent to the Sellers in accordance with Section 2.3(b).  In the event there is a dispute by or among any of the parties with regard to any portion of the Retention Fund, such amounts shall be retained in the Retention Account until fully and finally resolved in accordance with the terms hereof.

2.6 Earnout Amount.

(a) The Earnout Amount, if any, will be payable by Buyer to Sellers (or to the designee of either Seller), at the election of the Sellers, in the form of cash or Buyer Common Stock, or any combination thereof, as follows:

(i) The Earnout Amount shall be equal to the EBITDA during the period from the Closing Date through the first anniversary of the Closing Date (the “Earnout Period”)  multiplied by four, less the amount of the Initial Payment; provided, however, that in no event will the Earnout Amount exceed Three Million Dollars ($3,000,000);

(b) For purposes of calculating the Earnout Amount, the following shall apply:

(i) The Buyer shall cause a firm of certified public accountants to prepare unaudited financial statements for the Group Companies for the Earnout Period (the “Earnout Audit”).  The Earnout Audit shall be conducted in accordance with GAAP and any applicable standards of the SEC.  The Earnout Audit shall include a calculation of the Earnout Amount that is consistent with the terms of this Agreement.

(ii) EBITDA for purposes of calculation of the Earnout Amount the parties:

(1) shall specifically exclude any types of costs charged to either Group Company by the Buyer that are not consistent with the historical costs for the Acquired Business set forth in the Forecasts and any costs charged to either Group Company associated with the revenues described in subsection (2) below; provided that, in the event either

Group Company incurs any types of costs for services, including shared services, or other expenses that (A) were previously provided or paid by Lighthouse Venture Management or one of its affiliates and (B) are not included in the Forecasts, any such costs shall be included; and

(2) shall specifically exclude any revenues derived from client opportunities that are brought directly to either Group Company by the Buyer or any current or future affiliate or subsidiary of Buyer (other than either Group Company), with said  client opportunities periodically identified in writing by Buyer to the Group Companies during the Earnout Period.

(iii) The Earnout Payment, if any, due pursuant to Section 2.6 of this Agreement shall be reduced by the amount of any external working capital investment required to support the Group Companies during the Earnout Period, except for any amounts of working capital approved by the Board of Directors of each Group Company to acquire fixed or capital assets which have a multi-year useful life.

(c) The Buyer shall provide the Earnout Audit to the Sellers within 60 days after the conclusion of the Earnout Period.  If the Sellers do not object to the Earnout Amount calculation in accordance with Section 2.6(d), the Buyer shall pay the Earnout Amount to the Sellers within 60 days after the Buyer’s receipt of the Earnout Audit.

(d) If either Seller claims that the Earnout Amount has not been prepared in accordance with the requirements of this Section 2.6, it will deliver to Buyer a written statement describing with reasonable detail the basis for any such claim within 30 days after receipt of the Earnout Audit (“Objection Notice”).  Buyer and the Sellers will use reasonable efforts to resolve any such claims themselves.  If they do not obtain a final resolution within 30 days after the date the Seller provides the Objection Notice, the Buyer and Sellers will jointly engage and equally share the expense of a nationally recognized accounting firm or a regional accounting firm acceptable to Buyer and the Sellers to resolve any remaining such claims (the “Arbitrating Accountant”).  Within 30 days after the date of appointment of the Arbitrating Accountant, Buyer and each Seller shall indicate in writing its position on each disputed matter.  The Arbitrating Accountant shall make a written determination on each disputed matter no later than 30 days after submission of written submissions from Buyer and the Sellers, and such determination will be conclusive and binding upon Buyer and the Sellers with respect to that disputed matter.  The Buyer will pay to the Sellers the Earnout Amount, if any, as finally determined by the Arbitrating Accountant.  The Arbitrating Accountant shall allocate their fees equally to each disputed matter and shall be instructed to order the non-prevailing party on each disputed matter to reimburse the prevailing party, provided that the amount of the final determination varies from the disputed amount by Five Thousand Dollars ($5,000) or more.

(e) Buyer’s obligation to pay or satisfy the Earnout amount shall not be affected by Crew’s total disability or death during the Earnout Period.  For this purpose, “total disability” shall be considered to be a disability which prevents Crew from performing the essential duties assigned to her by Lighthouse Venture Management under the Consulting Agreement.

2.7 Inclusions and Exclusions from the Transaction.  The parties agree that Green Technology Recycling and all of its assets, liabilities, rights and obligations are being acquired by the Buyer as a result of the acquisition of the Purchased Equity Interests.  The parties further agree that Technology Playground and CSS Technical Staffing are not being purchased by Buyer as a result of the acquisition of the Purchased Equity Interests.  In the case of Technology Playground, all of the assets used by the Group Companies exclusively to conduct the business of Technology Playground were divested to a Person other than the Company and such Person has assumed, without any limitations, all liabilities and obligations related to or arising from Technology Playground.  In the case of CSS Technical Staffing, the stock of CSS Technical Staffing is not being acquired by Buyer through this Agreement or otherwise.

3.   CLOSING.

3.1 Closing Date.

(a) Subject to subsection 3.1(b), the Closing shall take place within Ninety (90) days of the Signing Date (the “Closing Date”).  For financial and accounting purposes, but not for risk of loss or liability purposes, the Closing shall be considered effective as of September 23, 2011 Midnight Eastern Time on the Closing Date (the “Effective Time”).

(b) In the event that Buyer is not able to close on the Closing Date (other than as a result of the failure of any condition set forth in Article 11 of this Agreement), Buyer shall pay a one-time, non-refundable payment of Twenty-Five Thousand Dollars ($25,000) (the “Extension Fee”) and shall have the right to extend the Closing Date by Thirty (30) days (the “Extension Period”).  Notwithstanding any other provision of this Agreement, such payment shall be the sole and exclusive remedy of Sellers and the Group Companies with respect to the Buyer’s failure to close prior to the Closing Date.  In the event that Buyer is not able to close within the Extension Period (other than as a result of the failure of any condition set forth in Article 11 of this Agreement), the Sellers may provide written notice to Buyer that they are exercising their rights under Section 3.1(c).

(c) In the event the Sellers exercise their rights under this Section 3.1(c), this Agreement shall thereafter be deemed terminated with no further obligations by any party, except that Buyer shall be liable for payment of the fees for the audit performed by Sadler & Gibbs necessary for Buyer’s SEC compliance.  Notwithstanding any other provision of this Agreement, such liability for the payment of fees for the audit shall be the sole and exclusive remedy of Sellers and the Group Companies with respect to the Buyer’s failure to close prior to the end of the Extension Period.

(d) In the event this Agreement is terminated pursuant to Section 10.1(b)(i) prior to the Closing Date, Buyer will not be liable for any payment under this Section 3.1.

3.2 Closing Deliveries.

(a) By the Sellers and Group Companies.  At the Closing, the Group Companies and the Sellers, as applicable, shall deliver to Buyer the following:

(i) the Noncompetition Agreements, duly executed by Sellers;

(ii) the Consulting Agreement, duly executed by Crew on behalf of Lighthouse Venture Management;

(iii) the Original Stock Transfer Documents, duly endorsed or executed by the Sellers as provided therein;

(iv) the Closing Balance Sheet;

(v) the Certificate/Articles of Organization of CSS certified as of the most recent practicable date by the Secretary of State of Pennsylvania;

(vi)  the Certificate/Articles of Incorporation of CPU certified as of the most recent practicable date by the Secretary of State of California;

(vii) a certificate of the Secretary of State of Pennsylvania and California and the states listed on Schedule 4.2(a) as to the good standing of each Group Company as of the most recent practicable date in each of such jurisdictions;

(viii) the authorizations, consents and approvals set forth in Schedule 4.1(c) attached hereto;

(ix) payment in full by wire transfer or bank cashier’s check of all outstanding loans and advances from either Group Company to any of the Sellers and any affiliates of the Sellers;

(x) the duly executed resignations of all officers and directors of each Group Company from all offices and directorships of the Group Companies held by them;

(xi) a certificate of an officer of CSS and CPU dated the Closing Date and signed by the officer of CSS and CPU certifying (A) to the accuracy of copies of the Certificate/Articles of Organization, and Bylaws if applicable, of CSS and Certificate/Articles of Incorporation and Bylaws of CPU, as amended to date, attached thereto, and (B) to the names of all officers and directors of each Group Company as of immediately prior to the Closing;

(xii) a Release duly signed by each Seller;

(xiii) the Escrow Agreement duly signed by each Seller;

(xiv) the Pledge Agreement, duly signed by each Seller;

(xv) the original corporate record books and stock record books of each Group Company; and

(xvi) terminations of all shareholder agreements, operating agreements or similar agreements among any of the Sellers and/or either Group Company.

(b) By Buyer.  At the Closing, Buyer shall deliver to the Sellers the following:

(i) the Noncompetition Agreements; duly executed by Buyer;

(ii) the Consulting Agreement, duly executed by Buyer;

(iii) payment in full by wire transfer or bank cashier’s check of the payment due under Section 2.3(a);

(iv) the Escrow Agreement, duly signed by Buyer;

(v) the Promissory Note, duly signed by Buyer; and

(vi) the Pledge Agreement, duly signed by Buyer.

4.   REPRESENTATIONS AND WARRANTIES OF SELLERS.  For the purpose of inducing Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Crew represents and warrants and agrees, and Murex represents and warrants and agrees, but only as to Sections 4.1 (solely with respect to its ownership of those Purchased Equity Interests owned by it and its own authority and consents), 4.2(a)(i), 4.2(a)(ii), 4.3 (solely with respect to its own authority and the validity of its own undertakings hereunder), 4.20 (solely with respect to its own actual knowledge) and 4.27(b) (solely with respect to its own actual knowledge) hereof, that:

4.1 Ownership of Purchased Equity Interests; Authority; Consents.

(a) Ownership.  Each Seller is the owner of, and has good and marketable title to, that number of Purchased Membership Interests and shares of Purchased Stock as is set forth in Schedule 4.2(d) attached hereto as being owned by such Seller, free and clear of all liens, claims and encumbrances, and has full legal title and power and the authorizations and approvals necessary to sell, transfer and deliver such Purchased Equity Interests to Buyer.  No Seller has granted a currently effective power of attorney or proxy to any Person with respect to all or any portion of its Purchased Equity Interests.  Upon delivery of the Original Stock Transfer Documents by Sellers to Buyer, Buyer will acquire good and marketable title to such Purchased Equity Interests, free and clear of all liens, claims and encumbrances.

(b) Authority.  Each Seller has all requisite power and authority to enter into this Agreement, and the related agreements referred to herein, and to carry out such Seller’s obligations hereunder.  The execution and delivery by each Seller of this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by such Seller.  This Agreement and the related agreements, documents and instruments referred to herein have been duly executed and delivered by each Seller who is a party thereto and constitute the valid and legally binding obligations of each such Seller, enforceable against such Seller in accordance with their respective terms.

(c) Consents.  No consent, approval, authorization or order of any court, governmental agency or body is required for the consummation by the Sellers of the transactions contemplated by this Agreement, except those set forth in Schedule 4.1(c) attached hereto.  Except as disclosed on Schedule 4.1(c), the execution, delivery and performance by the Group Companies and the Sellers of this Agreement, and the consummation by the Group Companies and the Sellers of the transactions contemplated hereby, does not and will not, with or without the giving of notice or the lapse of time or both, require the consent of any third party under any contract, agreement, lease or license to which either Group Company or any of the Sellers is a party.

4.2 Corporate Matters.

(a) Organization and Qualification; Power.

(i) CSS is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania.

(ii) CPU is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.

(iii) Each Group Company is duly qualified and/or licensed, as the case may be, and in good standing in each of the jurisdictions listed on Schedule 4.2(a), which are the only jurisdictions where the nature of its activities or the character of the properties owned, leased or operated by it require such qualification or licensing.  Each Group Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Subsidiaries.  No Group Company has any subsidiaries or owns any stock, limited liability company interests or other equity interests in any Person.

(c) Compliance; Binding Effect.  The execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Certificate/Articles of Organization or Bylaws, if applicable, of CSS or violate any provision of the Certificate/Articles of Incorporation or Bylaws of CPU; (ii) constitute a default under, or constitute an event which with the giving of notice or the lapse of time or both would become a default under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets of either Group Company under, or create any rights of termination, cancellation, purchase, or acceleration in any Person under, any mortgage, lien, lease, agreement or other instrument or obligation to which either Group Company is a party or by which either Group Company or its assets are bound; or (iii) violate or conflict with any Law, order, writ, injunction, judgment, arbitration award, decree or other restriction of any kind or character to which either Group Company or its assets are subject or bound.

(d) Capitalization of the Group Companies; Ownership of Common Stock.

(i) The entire authorized equity of CSS consists of the Membership Interests, of which One Hundred Percent of the  membership interests are issued and outstanding.  Schedule 4.2(d) to this Agreement sets forth the names of, and number of Membership Interests owned of record by, each of the Sellers, who are the only owners of any equity interest in CSS.  All of the issued and outstanding Membership Interests have been duly authorized and validly issued, are fully paid and non-assessable and are owned of record by the Sellers as set forth in Schedule 4.2(d) attached hereto free and clear of all liens, claims, encumbrances and restrictions whatsoever.  No Membership Interests or other ownership interests in CSS are reserved for issuance or are held as treasury shares, except as set forth in Schedule 4.2(d) to this Agreement.  CSS has complied with, and is in compliance with, all applicable securities Laws, including without limitation with respect to the issuance, sale and/or the repurchase of any Membership Interests.

(ii) The entire authorized capital stock of CPU consists of the Common Stock, of which 4,300 shares are issued and outstanding.  Schedule 4.2(d) to this Agreement sets forth the names of, and number of shares of the Common Stock owned of record by, each of the Sellers, who are the only owners of any equity interest in CPU.  All of the issued and outstanding shares of the Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are owned of record by the Sellers as set forth in Schedule 4.2(d) attached hereto free and clear of all liens, claims, encumbrances and restrictions whatsoever.  No shares of Common Stock or other ownership interests in CPU are reserved for issuance or are held as treasury shares, except as set forth in Schedule 4.2(d) to this Agreement.  CPU has complied with, and is in compliance with, all applicable securities Laws, including without limitation with respect to the issuance, sale and/or the repurchase of any shares of Common Stock.

(iii) Except for this Agreement and except as set forth on Schedule 4.2(d), there are no outstanding options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, the Purchased Equity Interests or any other equity interest of either Group Company pursuant to which any Seller or Group Company is or may become obligated to issue or redeem or exchange any shares of stock or other equity interests of either Group Company.

(e) Certificates/Articles; Bylaws; Minute Books; Records.  The Sellers have heretofore delivered to Buyer true and complete copies of the Certificate/Articles of Organization, and Bylaws if applicable, of CSS and the Certificate/Articles of Incorporation and Bylaws of CPU, as amended and in effect on the date of this Agreement.  The minute books of each Group Company which heretofore have been provided to Buyer for examination contain complete and accurate records of all limited liability company and corporate action taken by the managers, members, board of directors and stockholders, as applicable of each Group Company through the date hereof, and completely and accurately reflect all transactions in the Purchased Equity Interests and any other equity interests of each Group Company.  The accounting books and records of each Group Company are complete and correct and are maintained in a manner consistent with past practice.  The managers, members, officers and directors, as applicable, of each Group Company are as set forth in Schedule 4.2(e) to this Agreement.

(f) Technology Playground.  The Sellers and Group Companies will have taken all necessary actions to completely separate all legal and contractual ties between Technology Playground and each of the Group Companies by the Closing Date.  All of the assets used by the Group Companies exclusively to conduct the business of Technology Playground will be divested to a Person other than the Company before the Closing Date, and such Person will assumed, without any limitations, all liabilities and obligations related to or arising from Technology Playground.  The Sellers will provide to Buyer the agreements and other documents pursuant to which Technology Playground was divested from the Group Companies.  The divestiture of Technology Playground will not result in any liability to or obligations of either Group Company and will not cause either Group Company or the Buyer to incur any liability or obligation.  No obligations or liabilities related to or arising from Technology Playground will remain with either Group Company as of the Closing Date or thereafter.

4.3 Authority; Validity.  The execution and delivery by each Group Company of this Agreement and the other documents and instruments to be executed and delivered by the Group Companies pursuant hereto and the consummation by each Group Company of the transactions contemplated hereby and thereby have been duly authorized by each Group Company, as applicable.  No further corporate act or proceeding on the part of either Group Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Group Companies pursuant hereto or the consummation by the Group Companies of the transactions contemplated hereby and thereby.  This Agreement and the related agreements, documents and instruments referred to herein to which either Group Company is a party have been duly executed and delivered by such Group Company and constitute the valid and legally binding obligations of such Group Company, enforceable against such Group Company in accordance with their respective terms.

4.4 Closing Date Net Working Capital; Closing Receivables.

(a) The Closing Date Net Working Capital is greater than or equal to the Minimum Closing Date Net Working Capital.

(b) The amount of the Closing Receivables in excess of the Bad Debt Reserve should be collectible without recourse to litigation; there are no disputed Closing Receivables; all credits due the debtors of the Closing Receivables have been deducted and the Closing Receivables are subject to no defense or setoff; and no debtor owing any of such Closing Receivables has filed under the provisions of any bankruptcy, reorganization, insolvency or other similar Laws since January 1, 2009.  For purposes of this Section 4.4, Closing Receivables shall be considered uncollectible if they remain unpaid and outstanding 120 days after the date of the original invoice or applicable note.

4.5 Financial.  The Sellers previously furnished to Buyer true and correct copies of the Financial Statements, copies of all of which are attached hereto as Schedule 4.5(a).  Except as indicated in Schedule 4.5(b) attached hereto, the Financial Statements were prepared in accordance with GAAP consistently applied through the applicable periods involved (except that the Interim Financial Statements are subject to normal year-end adjustments and do not include footnotes), and present fairly the financial condition of each Group Company as of the respective dates of such Financial Statements and the results of operations for the respective periods then ended.  Except as indicated in Schedule 4.5(c), since December 31, 2005, there has been no change in the accounting methods or practices of either Group Company, no change in either Group Company’s policies with respect to depreciation or amortization including useful lives of assets or rates for depreciation or amortization, and no change in either Group Company’s policies with respect to pricing inventory or capitalizing costs.  Sellers previously furnished to Buyer all management financial reports to the directors, managers, partners, stockholders, or members, or any committee thereof, of each Group Company prepared during the past five years.  Sellers previously furnished to Buyer all correspondence with each Group Company’s accountants prepared or received during the past five years, including all management letters from accountants.  Sellers previously furnished to Buyer all reports by accountants to management of each Group Company for the past five years.  All of the documents, information (financial and otherwise) and Financial Statements provided by either Seller or Group Company to the accounting firm of Sadler & Gibbs in connection with the preparation of the Audited Annual Financial Statements were true, correct and complete.

4.6 Absence of Changes.

(a) Except as set forth in Schedule 4.6 attached hereto and except as disclosed in the Financial Statements, since January 1, 2011, there has been no (i) adverse change in the business, property or condition (financial or otherwise) or results of operations of either Group Company, either individually or taken as a whole, from that shown in the Financial Statements, (ii) damage, destruction or loss (whether or not covered by insurance) which singly or in the aggregate adversely affects either Group Company’s assets or the business or financial condition of either Group Company, (iii) commitment to increase or effected increase in either the rate of compensation or the actual compensation payable or to become payable by either Group Company to any of its officers or employees over the amount paid for the fiscal year ended December 31, 2010, (iv) new contract, agreement, license or transaction or termination of any previously existing contract, agreement or license other than in the ordinary course of business, (v) actual or threatened labor trouble or strike affecting either Group Company, (vi) cancellation or other termination of a relationship with either Group Company, or written notice to either Group Company of a future cancellation or other termination of a relationship with either Group Company, by any single supplier or customer of either Group Company who accounted for more than 2% of either Group Company’s purchases or sales, determined by reference to the applicable Group Company’s fiscal year ended December 31, 2010, (vii) commitment for, declaration, setting aside, or payment of any dividend or other distribution in respect of any of the equity interests of either Group Company, (viii) transaction or transactions by either Group Company outside the ordinary course of business, or (ix) other occurrence, event or condition which adversely affects or is reasonably likely to adversely affect either Group Company, its assets, or its business.

(b) Except as set forth in Schedule 4.6 attached hereto, since December 31, 2005, there has been no direct or indirect redemption, purchase or other acquisition by (i) CSS of any of its membership interests or (ii) CPU of any shares of its capital stock.

4.7 Absence of Undisclosed Liability.  Except as set forth in Schedule 4.7 attached hereto, there are no liabilities or obligations of any kind whatsoever, whether direct, indirect, accrued, contingent or absolute, and whether or not determined or determinable (other than the liabilities of each Group Company set forth on the Closing Balance Sheet), to which either Group Company or the Acquired Business will be subject following consummation of the transactions contemplated hereby, and there is no existing claim, condition, situation or set of circumstances which could reasonably be expected to result in any such liability or obligation.

4.8 Powers of Attorney.  Except as set forth in Schedule 4.8 hereto, there are no employees or agents of either Group Company who hold powers of attorney to act with respect to such Group Company, its assets or the Acquired Business.

4.9 Litigation.  Except as set forth in Schedule 4.9 hereto, no Group Company is bound by any order, judgment, stipulation or consent decree of any court or governmental agency affecting its assets, or limiting or affecting its operations; there is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the Knowledge of the Sellers, threatened in writing that could adversely affect the business, financial condition or assets of either Group Company, and no Group Company has committed any act that would give rise to any such legal action or proceeding; there are no labor strikes, filed grievances or other labor troubles pending or, to the Knowledge of the Sellers, threatened against either Group Company, and there is no pending arbitration proceeding arising out of any union agreement to which either Group Company is or was a party; there are not currently pending or, to the Knowledge of the Sellers, threatened against either Group Company any investigations of charges or complaints, and there are no outstanding uncorrected or unresolved citations, charges, complaints, orders or judgments, issued or made by any governmental agency, or by a court, with respect to its application or enforcement of the Laws relating to either Group Company’s business operations, environmental protection, labor relations, employee safety and health, wages, hours and other labor standards, and fair employment; and no judgment or pending or, to the Knowledge of the Sellers, threatened claim exists under any applicable worker’s compensation Law by reason of employment of the employees by either Group Company that is not fully covered by worker’s compensation insurance.

4.10 Licenses; Compliance With Laws and Regulations.

(a) Governmental Licenses.  Except as set forth in Schedule 4.10(a) hereto, each Group Company has all governmental licenses and permits necessary to conduct its business, and such licenses and permits are in full force and effect and listed on Schedule 4.10(a) hereto.  Except as set forth in Schedule 4.10(a) hereto, no violations are or have been recorded and remain outstanding in respect of such licenses or permits and no proceeding looking toward the revocation or limitation of any of them is pending or threatened.  Set forth in attached Schedule 4.10(a) is a complete list of all inspection reports, complaints, citations and notices of violations or alleged violations received by each Group Company within the two year period immediately prior to the date hereof from any governmental agency having jurisdiction over such Group Company or its business.

(b) Compliance With Laws and Regulations.  Except as provided in Schedule 4.10(b) attached hereto, each Group Company is in compliance with all applicable

Laws relating to the operation of its business, the Real Estate, and its other assets, including, without limitation, all zoning, building, fire, plumbing, health and safety Laws, and no notice has been served upon it claiming violation of any of the foregoing.  Except as provided in Schedule 4.11(e) attached hereto, the Real Estate and all buildings and improvements situated thereon, and the use thereof by each Group Company complies with all Laws, easements and restrictions, if any.

4.11 Title to and Condition of Property.

(a) Real Property Used.  The Real Estate constitutes all real property used by the Group Companies to conduct the Acquired Business.  Schedule 1.3 to this Agreement correctly sets forth the complete legal description of the Owned Real Estate.  The applicable Group Company owns and has fee simple title to the Owned Real Estate as indicated on Schedule 1.3 to this Agreement.

(b) Title.  Except as indicated in Schedule 4.11(b), each Group Company owns good and marketable title to, and has undisputed possession of, all of its assets and properties, free and clear of all options, adverse claims, restrictions, tenancies, debts, claims, security interests, defects of title, mortgages, liens, pledges, charges or encumbrances of any nature whatsoever.

(c) Condition; Sufficiency.  The assets of each Group Company (together with the Leased Real Estate) constitute all of the property relating to or used or held for use in connection with the Acquired Business on this date, and comprise all property necessary for the continued conduct of the Acquired Business after the Closing by the Group Companies as conducted prior to the Closing by the Group Companies.  Subject only to ordinary wear and tear, the assets of each Group Company are usable and used in the Acquired Business, have been well maintained and are in good operating condition and repair.  Since January 1, 2010, no such asset essential to the operation of the Acquired Business has been destroyed, diverted by either Group Company to other uses, or otherwise disposed of by either Group Company without having been adequately replaced.

(d) Insurance.  Each Group Company, the Acquired Business, the Real Estate and all of each Group Company’s assets have been and are insured, and will be insured through the Closing Date, in the amounts and against the risks set forth in Schedule 4.11(d) attached hereto.  No Group Company is in default with respect to any provision contained in any insurance policy for such Group Company and has not failed to give notice or present any claim under any such policy in due and timely fashion.  During the last two years, no Group Company has had any insurance policy or coverage thereunder cancelled, withdrawn or not renewed by the insurer.  No Group Company has received notice of and the Sellers do not have Knowledge of any cancellation or threat of cancellation of such insurance.  Except as set forth in Schedule 4.11(d) attached hereto, no property damage, personal injury or products liability claims have been made, or are pending, against either Group Company that are not fully covered by insurance (except to the extent of co-insurance and deductibles reflected in the applicable insurance policies).  A description of all pending insurance claims over $5,000 in amount for either Group Company is set forth on Schedule 4.11(d).  All of the insurance policies set forth on Schedule 4.11(d) are fully paid up and will remain in force and effect following the Closing in accordance with the terms of such insurance policies, copies of which were previously provided to the Buyer.

(e) Real Estate.  Except as set forth in Schedule 4.11(e) to this Agreement, there are no commenced or, to the Knowledge of the Sellers, planned public improvements related to the Real Estate which may result in special assessments or area wide charges for which either Group Company would be responsible (either as owner of the Owned Real Estate or as lessee of the Leased Real Estate), or which might otherwise adversely affect such Real Estate; no governmental agency or court order has been issued requiring repairs, alterations or correction of any existing conditions of the Real Estate, and there is no condition that could be a cause for such an order; there is no pending or, to the Knowledge of the Sellers, planned or contemplated condemnation or similar action or change in any zoning or building ordinance affecting the Real Estate; there are no structural or mechanical defects in the Real Estate, including adequacy and quality of well and sanitary disposal systems or defects which are reasonably likely to result in the discharge of pollutants into the environment; there is no violation of or nonconformance with any Law requiring or calling attention to the need for any work, repairs, construction, alteration or installation affecting the Real Estate.  All of the Real Estate has rights of access to public roads.

(f) Inventories.  The inventories and supplies included in the assets of each Group Company on the Closing Balance Sheet in excess of the inventory reserve, if any, set forth on the Closing Balance Sheet consist of a quantity and quality usable and saleable in the ordinary course of business of the applicable Group Company.

4.12 Taxes.

(a) Except as set forth in Schedule 4.12(a) attached hereto, each Group Company (i) has timely filed with the appropriate governmental agencies all Tax Returns required to be filed by it as of the date of this Agreement for all periods ended prior to the date of this Agreement, (ii) has not requested any extensions with respect to such Tax Returns that are still outstanding, and (iii) has paid all Taxes shown as payable on such Tax Returns and has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement, waiver or other document or arrangement that is currently in effect and that extends or has the effect of extending the period for assessment or collection of Taxes (including without limitation any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.  All Tax Returns filed by each Group Company were correct and complete.

(b) All Taxes that each Group Company is required by Law to pay, withhold or collect for all periods ending on or prior to the Closing Date have been correctly reported and fully paid, withheld or collected, or adequately reserved for as set forth in the Closing Balance Sheet.

(c) Except as described in Schedule 4.12(c) attached hereto, neither the Internal Revenue Service nor any other taxing authority has audited any Tax Return filed by either Group Company for any open years of either Group Company preceding the Closing Date.  Except as set forth on Schedule 4.12(c) attached hereto, no notice has been received from, and no claim has been made by, a taxing authority in a jurisdiction where either Group Company does not file Tax Returns such that it may be subject to taxation by that jurisdiction.

(d) Except as described in Schedule 4.12(d) attached hereto, no Group Company has used the cash method of accounting for any portion of its business in the last three years.  No Group Company has agreed to nor is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by either Group Company and neither the Internal Revenue Service nor any other taxing authority has proposed any such adjustment or change in accounting method, and no Group Company has any application pending with any taxing authority requesting permission  for any such changes in accounting methods.

(e) No Group Company has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law.

(f) Except as set forth in Schedule 4.12(f) attached hereto, there are no audits or investigations by any taxing authority in progress of which either Group Company has received notice and no Group Company has received any written notice from any taxing authority that it intends to conduct such an audit or investigation.  No issue has been raised in any written notice to either Group Company by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(g) No Group Company is subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any state, local, or foreign taxing authority.

(h) Except as described in Schedule 4.12(h) attached hereto, no Group Company is a party to any agreement with respect to any Tax allocation, Tax sharing, Tax indemnification or similar obligation.

(i) No Group Company has been or is a United States real property holding corporation within the meaning of Section 897(c)(1)(A) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  None of the Sellers is a foreign Person subject to withholding under Code Section 1445.

(j) No Group Company has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return, except as described in Schedule 4.12(j) attached hereto.

(k) Schedule 4.12(k) lists all federal, state, local and foreign Income Tax Returns filed with respect to each Group Company for taxable periods ending on or after December 31, 2004 that have been audited or currently are the subject of an audit or examination.

(l) The Sellers have made available to Buyer correct and complete copies of all Income Tax Returns of, and examination reports and statements of deficiencies assessed against or agreed to by, each Group Company since December 31, 2004.

(m) Each Group Company has disclosed on its Income Tax Returns all positions taken therein that, unless so disclosed, could give rise to a substantial understatement of Income Tax within the meaning of Code Section 6662.

(n) No Group Company has been a participant in a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4.

(o) No Group Company has made payments, is not obligated to make payments and is not a party to a contract that could obligate it to make payments that will not be deductible under Code Section 280G.

(p) No Group Company has had a permanent establishment in any foreign country or engaged in a trade or business in any foreign country.

(q) In the past three years, no Group Company has been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code Section 368, distributed a corporation in a transaction that is reported to qualify under Code Section 355, or been distributed in a transaction that is reported to qualify under Code Section 355.

(r) No Group Company is, and no Group Company has made or attempted to make an election to be treated as, an “S Corporation” under the Code.

4.13 Vacation Pay.  Schedule 4.13 attached hereto sets forth the true and correct amount of vacation, holiday and sick pay unpaid as of the date hereof for all employees of each Group Company who have not as of the date hereof taken vacation, holiday or sick time earned prior to the date hereof, which is also included on the Closing Balance Sheet.  Except as set forth in Schedule 4.13 attached hereto, as of the date hereof, no Group Company has any liability, obligation or commitment to any of its employees for vacation, holiday or sick pay earned or accrued up to and including the date hereof, whether or not vested.

4.14 Contracts and Commitments.

(a) Significant Contracts.  Except for the Contracts set forth in Schedule 4.14(a) to this Agreement, no Group Company is a party to or is in any way obligated under, (i) any agreement, contract or commitment containing any covenant limiting the freedom of either Group Company to engage in any line of business or compete with any Person; (ii) any contract, agreement or commitment with either Group Company’s present or past officers, employees, agents, consultants or advisors that is not cancelable by either Group Company on notice of not longer than thirty (30) days and without liability, penalty or premium; (iii) any contract, agreement or commitment relating to the disposition of assets of either Group Company, other than in the ordinary course of business; (iv) any agreement requiring the consent of any other Person to the transfer or the sale by either Group Company of all or substantially all of either Group Company’s assets or to a change in control with respect to either Group Company; (v) any lease of, or agreement to purchase or sell, any capital asset; (vi) any management, consulting, personal service, agency or other contract which provides for rendition of services or for any commission, bonus, incentive, consulting or additional compensation; (vii) any agreement or note evidencing any Indebtedness; (viii) any license, other than licenses for off-the-shelf software applications; (ix) any agreement with an agent, dealer, distributor, sales representative or franchisee; (x) any agreement for the storage, transportation, treatment or disposal of any Materials of Environmental Concern; (xi) any agreement restricting the right of either Group Company to use or disclose any information in its possession; (xii) any partnership, joint venture or similar relationship; (xiii) any open purchase order by either Group Company to any vendor, or from any customer of either Group Company, which involves an amount in excess of $5,000; (xiv) any other agreement which involves an amount in excess of $5,000, or is not in the ordinary course of business of the applicable Group Company; (xv) any agreement with a supplier; or (xvi) any other contract or agreement affecting either Group Company, its assets or the Acquired Business.

(b) Purchase Commitments.  The purchase commitments of each Group Company are not in excess of the normal, ordinary and usual requirements of such Group Company’s business or at any excessive price.

(c) Consents; Renewals; Defaults.  No Group Company has received any notice or other written information indicating (i) that any of the Contracts set forth in the attached Schedule 4.14(a) will not be renewed upon expiration or (ii) that with respect to any Contract set forth in the attached Schedule 4.14(a) requiring consent as a result of the transactions contemplated by this Agreement (including without limitation those consents set forth on Schedule 4.1(c) attached hereto), the party whose consent is required will not give that consent.  Neither Group Company is in default under any of the Contracts, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default by either Group Company.  The Contracts are valid and binding in accordance with their respective terms and are in full force and effect without any default, waiver or indulgence thereunder by either Group Company, or, to the Knowledge of the Sellers, by any other party thereto.

(d) Ingram Micro.  The Preferred Source Agreement with Ingram Micro, Inc. dated as of January 14, 2011, is a valid and binding obligation of the parties thereto.

4.15 Patents, Trademarks and Trade Names. Schedule 4.15 attached hereto sets forth a true and correct listing of all patents, trade names, trademarks, service marks, common-law trademarks, copyrights, domain names, websites and all registrations and applications for any of the foregoing, owned, possessed, licensed or used by each Group Company or otherwise used in the Acquired Business.  Except as set forth in Schedule 4.15 attached hereto, each Group Company owns the entire right, title and interest in and to the items listed on Schedule 4.15, and such items are not subject to any pending or, to the Knowledge of the Sellers, threatened litigation or other adverse claims.  Such items do not violate any Intellectual Property Rights of any other Person, and as to such items there have been no claims or assertions by any other Person of infringement of the same by either Group Company.  None of the items listed on Schedule 4.15 is invalid or unenforceable, and all filings required to keep such items effective and enforceable have been made by the applicable Group Company.  All Intellectual Property Rights owned or held by any of the Sellers, by any employee of either

Group Company or by any other Person affiliated with the Sellers or either Group Company and used in the Acquired Business have been duly and effectively assigned and transferred to the applicable Group Company.  No Group Company has infringed, misappropriated or otherwise conflicted with, and the operation of the Acquired Business as currently conducted will not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any Person, and no Group Company has received notice of any claims alleging any of the foregoing.  Each Group Company owns and possesses, or has a valid and enforceable right to use, all Intellectual Property Rights used by such Group Company in the operation of the Acquired Business as presently conducted, including with limitation valid licenses for all software used in the Acquired Business.

4.16 Environmental Matters.

(a) Except as set forth in Schedule 4.16 hereto, each Group Company is and has been in compliance with all Environmental Laws and has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that either Group Company is not in compliance with applicable Environmental Laws, and there are no present circumstances that may prevent or interfere with such compliance in the future.  All permits and other governmental authorizations currently held by each Group Company pursuant to the Environmental Laws are identified in Schedule 4.16.

(b) Except as set forth in Schedule 4.16, there is no Environmental Claim pending or, to the Knowledge of the Sellers, threatened against either Group Company, or against any Person whose liability for any Environmental Claim either Group Company has or may have retained or assumed either contractually or by operation of Law.

(c) Except as set forth in such Schedule 4.16, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against either Group Company or, to Sellers’ knowledge, any Person, whose liability for any Environmental Claim that either Group Company has or may have retained or assumed either contractually or by operation of Law.

(d) Without in any way limiting the generality of the foregoing, (i) all on site and off site locations where either Group Company stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 4.16, (ii) all underground storage tanks, and the capacity, composition, approximate age and contents of such tanks, located on property at any time owned by either Group Company, are identified in Schedule 4.16, together with all governmental registration information related thereto, each of such tanks is in compliance with all federal, state and local Laws, there has been no “release” (as defined in 42 U.S.C. Sec. 6991(5)) from any of such tanks and each Group Company has registered such tanks with the governmental authorities to the extent required by any Environmental Law, (iii) except as set forth in Schedule 4.16, to Sellers’ knowledge there is no asbestos contained in or forming part of the Real Estate or any building, building component, structure or office space owned or leased by either Group Company, and (iv) except as set forth in Schedule 4.16, to Sellers’ knowledge no polychlorinated biphenyls (PCB’s) are used or stored at the Real Estate or any property owned, leased or used by either Group Company.

4.17 Computer Systems.  All of the computer hardware and software systems, and all equipment including imbedded microprocessors, owned, leased or used by each Group Company (including, without limitation, those related to equipment, quality control activities, accounting and bookkeeping records and record keeping activities, environmental, HVAC and other facility controls, and security and communications systems) are fully operational and are operating properly as designed.

4.18 Transactions with Affiliates.  Except as set forth in Schedule 4.18 hereto, since December 31, 2009, no Group Company has, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from, or sold, leased to or otherwise disposed of any property or furnished any services to, or otherwise dealt with by contract or otherwise, in the ordinary course of business or otherwise, either Seller, Lighthouse Venture Management or any other Person which, directly or indirectly, controls, is controlled by or is under common control with either Group Company.

4.19 Bank Accounts.  Schedule 4.19 attached hereto contains a complete list of each bank, financial institution and brokerage company in which either Group Company has an account together with the type of account and the names of all Persons authorized to draw thereon or have access thereto.

4.20 No Pending Transactions.  Except for this Agreement, no Group Company nor any of the Sellers is a party to or is bound by any agreement, undertaking or commitment:  (a) to merge or consolidate either Group Company with, or to have either Group Company acquire all or substantially all of the properties and assets of, any other Person; (b) to sell, lease or exchange all or substantially all of either Group Company’s properties and assets to any other Person; (c) to sell or exchange all or substantially all of the capital stock of either Group Company to any other Person; or (d) to reorganize either Group Company.

4.21 Indebtedness; Investments.

(a) Except as disclosed in Schedule 4.21(a) attached hereto, no Group Company has any Indebtedness.

(b) Except as disclosed in Schedule 4.21(b), no Group Company owns, or has any right or obligation to acquire, any Investment.

4.22 Product Warranties.  Attached as Schedule 4.22 to this Agreement are true and accurate copies of all of the forms of product warranty or guaranty now in effect or outstanding with respect to products sold, leased, serviced or repaired by either Group Company and all of the forms of product warranty or guaranty which have been issued by either Group Company during the past five years.

4.23 Warranty Claims and Customer Complaints.  Except as set forth on Schedule 4.23 attached hereto, there are no existing or, to the Knowledge of the Sellers, threatened claims or customer complaints against either Group Company (i) for or related to any alleged defective product or (ii) for or related to any product which alleges failure to meet any service or product warranties of either Group Company or any applicable standard or specification of any contract or purchase order for such product or any applicable foreign, federal, state or local Law, in either case which involve costs to either Group Company in excess of $5,000 or which in the aggregate for all claims and customer complaints against the Group Companies exceed $25,000.  Schedule 4.23 accurately describes all such claims or customer complaints (exceeding the dollar thresholds set forth in the previous sentence) received by either Group Company during the past two years including, with respect to each such claim or customer complaint, a description of (i) the nature of the claim or customer complaint and (ii) the date of the claim or customer complaint.

4.24 Employees.

(a) Each Group Company is in compliance with all applicable Laws respecting labor and employment, applicant and employee background checking, immigration, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  No Group Company is liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees other than routine payments to be made in the ordinary course.  Except as set forth on Schedule 4.24(a), there are no pending claims against either Group Company under any workers compensation plan or policy or for long term disability.  Except as set forth on Schedule 4.24(a), there is not currently, and there has not been in the past three years, any legal proceeding against either Group Company based on actual or alleged wrongful termination, unlawful or unfair dismissal, or race, age, sex, disability or other harassment or discrimination.  Except as set forth on Schedule 4.24(a), no Group Company has taken any action,  or failed to act, in a manner that would give rise to a claim against either Group Company based on actual or alleged wrongful termination, unlawful or unfair dismissal, or race, age, sex, disability or other harassment or discrimination.  Except as set forth on Schedule 4.24(a), there are not currently, and there have not been in the past three years, any activities or proceedings of any labor union to organize any employees of either Group Company.  Except as set forth on Schedule 4.24(a), none of the managers or corporate staff departments heads of either Group Company have given notice to the applicable Group Company within the past six months that any such employee intends to terminate his or her employment with such Group Company.

(b) Schedule 4.24(b) contains a complete and accurate list of the following information for each employee of each Group Company, including each employee on leave of absence or layoff status: name; job title; and the current and the prior year’s compensation or remuneration (including any bonus).  Except as set forth on Schedule 4.24(b), no Group Company has made any promises for the payment of any bonuses, backpay or other remuneration to any employees, contractors or other Persons in any way related to the transactions contemplated by this Agreement.

(c) Except as set forth in Schedule 4.24(c) hereto, no Group Company is a party to, and is not negotiating, any collective bargaining or other labor union contract or employment agreements with its employees or with any organization representing any of its employees, and is not bound by any other agreement with a labor organization; no Group Company has any agreements, arrangements or commitments that contain any severance or termination pay or liabilities or obligations for any bonus, deferred compensation, pension, profit sharing or retirement arrangement, whether legally binding or not, with any employee or former employee, and no Group Company is presently paying any pension, deferred compensation or retirement allowance to any former employee.

4.25 Benefit Plans.

(a) Except for the Existing Plans, no Group Company maintains any Benefit Plan.  The Sellers have delivered to Buyer true and correct copies of each of the Existing Plans for which written documentation exists, together with copies of any summary plan or similar description thereof and the most recent actuarial reports, audited financial statements and Form 5500 and schedules, if any, with respect thereto.  Each of the Existing Plans is in compliance in all respects with applicable Law, including without limitation, the Code and ERISA, and any Benefit Plan terminated by either Group Company during the five-year period ending with the date of this Agreement was in compliance with such Law and was terminated in compliance with such Law.  All of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be “qualified” within the meaning of Section 401(a) of the Code or timely application has been made therefor, and there are no facts Known to the Sellers which would adversely affect the qualified status of such Existing Plans.  No Group Company is in default in any respect in performing its obligations under any of the Existing Plans, and all contributions, payments, liabilities or obligations under any Existing Plans that are required to have been paid on or before the date hereof have been paid or that are required to have been accrued on the date hereof on the books of account of the applicable Group Company by GAAP applied consistently with the past practice of the applicable Group Company for year-end financial statements have been so accrued.

(b) With respect to each Existing Plan, all reports required under ERISA or any other applicable Law or regulation to be filed by or on behalf of such Plan with the relevant governmental authority the failure of which to file could reasonably result in liability to either Group Company have been duly filed and all such reports are true and correct as of the date given.

(c) No Group Company nor any of its ERISA Affiliates nor any Existing Plan has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code and Sections 406 and 408 of ERISA), which would subject either Group Company (after giving effect to any exemption) or any Existing Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, Section 502 of ERISA or any other liability.

(d) No Existing Plan has been terminated, no “accumulated funding deficiency” (as defined in Section 412(a) of the Code) has been incurred (without regard to any waiver granted under Section 412 of the Code), and no funding waiver from the Internal Revenue Service has been received or requested with respect to any Existing Plan and no Group Company or any of its ERISA Affiliates failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any

Existing Plan prior to the due date of such contribution under Section 412 of the Code or Section 302 of ERISA, nor has there been any reportable event or any event requiring disclosure under Section 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA with respect to any Existing Plan.

(e) The value of the assets of each Existing Plan which is a “defined benefit” plan (as defined in Section 3(35) of ERISA) equaled or exceeded the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of each such plan as of the end of the preceding plan year, using the plan’s actuarial assumptions as in effect for such plan year.

(f) There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and there are no pending or to the Knowledge of the Sellers threatened litigation or claims against, the assets of any Existing Plan or against any fiduciary of such Existing Plan with respect to the operation of such Existing Plan, which, if adversely determined, could have an adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of either Group Company.

(g) Except as specified otherwise in Schedule 4.25 attached to this Agreement, each of the Existing Plans can be terminated by the applicable Group Company within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits under any of such plans, and none of the transactions contemplated by this Agreement shall result in the acceleration of any payments under any Existing Plan.

(h) No Group Company or any of its ERISA Affiliates has incurred (a) any liability to the PBGC (other than routine claims and premium payments), (b) any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a multiemployer plan described in Section 3(37) of ERISA or (c) any liability under ERISA Section 4062 to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

(i) No Group Company or any of its ERISA Affiliates or any organization to which either Group Company or any of its ERISA Affiliates is a successor or parent corporation (as described in Section 4069(a) of ERISA) has engaged in a transaction described in Section 4069 of ERISA.

(j) No Group Company maintains or has established any “welfare benefit plan” (within the meaning of Section 3(1) of ERISA), other than those listed on Schedule 1.1 to this Agreement, which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the regulations thereunder.

(k) Each Group Company and each of its ERISA Affiliates maintaining a “welfare benefit plan” (within the meaning Section 3(1) of ERISA) has complied with all applicable notice and continuation coverage requirements of COBRA and the regulations thereunder such that there would not result any tax, penalty or liability to either Group Company.

(l) No Group Company or any of its ERISA Affiliates has any liability as a successor of any other organization to any Benefit Plan (or beneficiary, sponsor, trustee or fiduciary of such plan) pursuant to successor liability rules of Title IV of ERISA or federal common Law.

(m) Except as set forth in Schedule 4.25 hereto, no Group Company has any Existing Plan or other agreements, arrangements or commitments that contain any severance or termination pay liabilities or obligations, whether legally binding or not, with any employee or former employee, and no Group Company is presently paying any severance or termination payments to any former employee.

(n) No Person has asserted any claim under which either Group Company has any liability under any Benefit Plan maintained by either Group Company or to which either Group Company is a party, or under any worker’s compensation or similar Law, which is not fully covered by insurance maintained with unaffiliated, financially sound, reputable insurers or, if not insured, for which an adequate reserve is not reflected on the Closing Balance Sheet.

4.26 Multi-Employer Plans.  No Group Company or any of its ERISA Affiliates contributes, is required to contribute and since January 1, 1976 has contributed, to any multiemployer plan within the meaning of Section 3(37) of ERISA.

4.27 Disclosure.  (a)  No representation or warranty by Crew in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of either Group Company or Crew pursuant to this Agreement, or any document or certificate delivered to Buyer pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b)           Disclosure of Murex.  No representation or warranty by Murex in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of Murex pursuant to this Agreement, or any document or certificate delivered to Buyer by or on behalf of Murex pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.28 Brokers.  Except as set forth on Schedule 4.28, no Seller has incurred, nor will any Person be entitled to, on account of either Seller, any brokers’, finders’, or similar fee in connection with the transactions contemplated by this Agreement.

5.   INTENTIONALLY OMITTED.

6.   REPRESENTATIONS AND WARRANTIES OF BUYER.  For the purpose of inducing the Group Companies and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to the Group Companies and the Sellers and agrees that:

6.1 Corporate Matters Regarding Buyer.

(a) Organization and Qualification; Power.  Buyer is a corporation duly organized and validly existing under the Laws of the State of Nevada.  Buyer has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.  Buyer has all requisite corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out its obligations hereunder and thereunder.  No further corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the transactions contemplated hereby, and this Agreement and the related agreements, documents and instruments referred to herein to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms.

(c) Compliance; Binding Effect.  The execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, and the consummation of the transactions contemplated hereby, by Buyer will not (i) violate any provisions of the Articles/Certificate of Incorporation or Bylaws of Buyer or (ii) constitute a default under, or constitute an event which with the giving of notice or the lapse of time or both would become a default under, or create any rights of termination, cancellation, purchase, or acceleration in any Person under, any mortgage, lien, lease, agreement or other instrument or obligation to which Buyer is a party or by which Buyer is bound, or (iii) violate or conflict with any Law, statute, regulation, order, writ, injunction, judgment, arbitration award, decree or other restriction of any kind or character to which Buyer is subject or by which Buyer is bound.

(d) Consents.  No consent, approval, authorization or order of any court, governmental agency or body, or third party is required for the consummation and performance by Buyer of the transactions contemplated by this Agreement.

(e) Buyer is solvent and is not in receivership or is any petition therefor pending; no proceedings (voluntary or involuntary) are pending or contemplated by or against Buyer pursuant to the federal Bankruptcy Code or any similar state statute nor has Buyer committed an act of bankruptcy or made or suffered a fraudulent conveyance.

6.2 Disclosure.  No representation or warranty by Buyer in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of it pursuant to this Agreement, or any document or certificate delivered to the Group Companies or the Sellers pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

6.3 Brokers.  Except as set forth on Schedule 6.3, Buyer has not incurred, nor will any Person be entitled to, on account of Buyer, any brokers’, finders’, or similar fee in connection with the transactions contemplated by this Agreement.

7.   COVENANTS OF SELLERS AND THE GROUP COMPANIES.

7.1 Conduct Pending Closing Date.  The Group Companies and the Sellers severally covenant and agree (and Murex’s covenant and agreement is limited solely to matters within Murex’s actual knowledge or actual control, as applicable) that from and after the date of this Agreement and until the Closing Date:

(a) Full Access.  Buyer and its authorized representatives shall have full access to examine the Real Estate and all properties, assets, books, records, financial statements, contracts and documents of each Group Company, and each Group Company and its officers and employees will cooperate fully with this examination.  Sellers shall afford Buyer with the full opportunity to have access to the personnel of each Group Company.  Sellers shall furnish, or cause to be furnished, to Buyer and its authorized representatives all information with respect to the Real Estate and the assets and business of each Group Company as Buyer may reasonably request.  Buyer shall be entitled to conduct appraisals of the assets of each Group Company and to conduct environmental and occupational safety inspections of the Real Estate and the other properties and business of each Group Company.  Buyer also shall be entitled to contact and communicate with each Group Company’s vendors, customers, employees, brokers and other persons having business dealings with either Group Company.

(b) Carry on in Regular Course.  Each Group Company shall carry on and operate its business diligently and substantially in the same manner as heretofore, shall pay when due all of its obligations and liabilities, and shall not change any methods of management, accounting or operation, except with the prior written consent of Buyer.

(c) Increases Limited.  Without the prior written consent of Buyer, neither Group Company will grant or permit any increase in the compensation payable or to become payable to any of the officers or employees of such Group Company, or grant or permit any increase in the benefits under any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such employees or officers (including without limitation any sales bonuses to employees with respect to the transactions contemplated herein).

(d) Contracts and Commitments.  Neither Group Company will enter into any contract or commitment, or engage in any other transaction, not in the usual and ordinary course of its business and consistent with its business practices, without the prior written consent of Buyer.  Neither Group Company will enter into or negotiate any agreement with any labor organization that will bind Buyer or either Group Company without the prior consent of Buyer.

(e) Maintenance.  Each Group Company shall operate, maintain and repair its property and assets in a normal business manner, and shall not use or operate its property or assets in other than a normal business manner.

(f) Preservation of Organization.  Each Group Company shall use its best efforts (without making any commitments on behalf of Buyer) to preserve its business organization intact, to keep available its present key employees, and to preserve its present relationships with those having business relations with it.  Neither Group Company will dispose of or remove from its business premises any assets used in the operation of its business except in the ordinary course of business, or encumber, mortgage or pledge its property or assets.

(g) No Default.  Neither Group Company will do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation to which it is subject.

(h) Compliance with Laws.  Each Group Company will comply with all Laws and orders of any court or governmental agency that are applicable to its business or the operation thereof.

(i) Indebtedness; Other Liabilities.  Neither Group Company will create or incur any Indebtedness or other liabilities, liens or security interests, whether long term or otherwise, whether fixed or contingent, except for other liabilities incurred in the usual and ordinary course of business and other liabilities incurred pursuant to existing contracts and agreements disclosed in the schedules attached hereto.

(j) Insurance.  Each Group Company will maintain all of its insurance in effect as of the date hereof.

(k) Consents.  The Sellers shall, at their own expense, obtain and furnish to Buyer, in form and substance acceptable to Buyer, the consents listed on Schedule 4.1(c) and an estoppel certificate from each landlord for the Leased Real Estate.

(l) Exclusive Dealing.  Neither the Company nor any Seller shall, nor shall either Group Company permit its respective officers, directors, employees, agents or other representatives (or any advisor or other agent acting on behalf of any of the foregoing) to, directly or indirectly, (i) solicit, initiate, accept or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of either Group Company) any inquiries, proposals, expressions of interest or offers relating to (A) a merger, consolidation, exchanges of securities, reorganization, business combination or other similar transaction involving either Group Company, the capital stock or other equity interests of either Group Company or the assets of either Group Company, other than any such transaction or series of transactions in which the Buyer is the acquiring party, or (B) a sale, transfer or other disposition of the assets, capital stock or other equity interests of either Group Company in a single transaction or series of related transactions, other than any such transaction or series of transactions in which the Buyer is the acquiring party; (ii) enter into or participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing; (iii) permit access to the premises of either Group Company or provide any information to any third party for the purposes of reviewing either Group Company’s business or operations in connection with the sale of either Group Company; or (iv) enter into any oral or written agreement to sell stock, other equity interests or assets of either Group Company.  Each Group Company will promptly advise Buyer of any such contacts, inquiry or proposal within one (1) business day of the receipt thereof.

(m) Investments.  Neither Group Company will make any Investment without the prior consent of Buyer.

(n) Issuance of Stock; Redemptions; Dividends.  Neither Group Company will (i) issue any additional shares of stock of any class or other equity interests or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class or other equity interests; (ii) directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or other equity interests or liquidate in whole or in part; or (iii) pay any dividends or other distributions with respect to its capital stock or other equity interests.

(o) Amendments.  Neither Group Company will amend its Articles of Organization, Articles/Certificate of Incorporation, Bylaws or other organizational documents.

(p)  Audit.  Sellers and the Group Companies will cooperate in all respects on the audit being performed by Sadler & Gibbs.

7.2 Retained Liabilities.  As of the Closing, the Sellers jointly and severally (i) assume and agree to pay and be responsible for the Retained Liabilities and (ii) release the Group Companies and Buyer from all of the Retained Liabilities.

7.3 Further Acts.  On the Closing Date, or thereafter if necessary, the Sellers shall, without cost or expense to Buyer, execute and deliver to or cause to be executed and delivered to Buyer such further instruments of transfer and conveyance and take such other action as Buyer may reasonably require to carry out more effectively and completely the transactions contemplated by this Agreement.

8. COVENANTS OF BUYER.

8.1 Further Acts.  On the Closing Date, or thereafter if necessary, Buyer shall, without cost or expense to the Sellers, execute and deliver to or cause to be executed and delivered to the Sellers such further instruments and take such other action as the Sellers may reasonably require to carry out more effectively and completely the transactions contemplated by this Agreement.

8.2 Employment of Group Company Employees.  Buyer agrees to cause the applicable Group Company to offer employment to the individuals listed on Schedule 8.2 on the same terms as such individuals are employed by the Group Company immediately before Closing, provided, however, that such employees may only be terminated for cause or at the discretion of Crew during the Earnout Period.

8.3 Group Companies’ Line of Credit.  Buyer agrees to use reasonable efforts to procure senior debt financing for Group Companies by the Closing Date, including a line of credit in amount of Two Hundred Thousand Dollars ($200,000) to be drawn upon by the Group Companies at the discretion of Crew, subject to the consent of Martin Nielson, which consent shall not be unreasonably withheld, for the operation of the Group Companies.

8.4 Director and Officer Indemnification.  For a period of at least three (3) years after the Closing Date, Buyer will cause each Group Company to maintain in effect (which in each case shall cover the same matters and be on terms, including without limitation as to limits of liability in insurance policies, no less favorable than as are in effect on the Closing Date):

(a) bylaw provisions, certificate of incorporation provisions and other agreements indemnifying current and former directors and officers of each of the Group Companies who serve or served as such on or prior to the Closing Date; and

(b) policies of insurance, including but not limited to professional liability coverage, insuring such officers and directors of each Group Company against matters which arose on or prior to the Closing Date.

9.   MUTUAL COVENANTS AND WARRANTIES.

9.1 Publicity.  Except for an announcement by RLS Associated, which is to be approved by Buyer, no public announcement or other publicity regarding the transactions referred to herein shall be made by either Seller or the Group Companies (or by any advisor or agent of either Seller or the Group Companies) without the prior written approval of Buyer.  Nothing in this Agreement restricts the Buyer or its subsidiaries from making any public announcement or other publicity regarding the transactions referred to herein.

9.2 Reasonable Efforts.  Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts (i) to perform its obligations hereunder, and (ii) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby.

9.3 Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and the Sellers for certain tax matters following the Closing Date:

(a) Tax Indemnification.  Crew shall indemnify Buyer and each Group Company and each of their respective affiliates and hold them harmless from and against any Loss, Claim, liability, expense, or other damage attributable to (i) Taxes (or the non-payment thereof) of the Group Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (any such period described in this subsection (i) is referred to herein as a “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which either Group Company (or any of its predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury

Regulation Section 1.1502-6 under the Code or any analogous or similar state, local, or foreign Law or regulation, and (iii) any and all Taxes of any Person (other than a Group Company) imposed on a Group Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b) Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of either Group Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which either Group Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of either Group Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Responsibility for Filing Tax Returns.  Sellers shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Group Companies for any taxable period ending on or prior to the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Group Company that are filed after the Closing Date other than the Tax Returns referenced in the preceding sentence.

(d) Cooperation on Tax Matters.

(i) Buyer, the Group Companies, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 9.3(c) above, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Sellers shall allow the other party to take possession of such books and records.

(ii) Buyer and the Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(e) Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid equally Buyer and Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

9.4 Post-Closing Corporate Matters for the Group Companies.  Buyer and Sellers acknowledge that Buyer intends to effectuate the following corporate actions after the Closing (at the Buyer’s discretion and without limiting the Buyer’s rights to take or cause to be taken any other corporate actions):

(a) Buyer will appoint Martin Nielson, Peter Munday and Kimberly Crew to the Board of Directors of each Group Company.

(b) Buyer intends that, after due consideration, the Board of Directors of each Group Company will appoint the following officers:

(i) Martin Nielson, Vice President and Assistant Secretary.

(c) Buyer intends that it, as stockholder of each Group Company, and the officers of each Group Company (as applicable) will take or cause to be taken such actions to amend as necessary or advisable the Articles of Organization, Articles/Certificate of Incorporation, Bylaws and other organizational documents of each Group Company.

(d) Buyer intends to change the registered agent office for each of the Group Companies.

10.   TERMINATION OF AGREEMENT.

10.1 Causes.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the completion of the Closing as follows, and in no other manner:

(a) By mutual consent of the parties;

(b) By written notice from Buyer to the Sellers if:

(i) there has been a material misrepresentation or breach by Sellers in the representations, warranties, agreements or covenants of Sellers set forth herein; or

(ii) any of the conditions provided for in Article 11 of this Agreement have not been satisfied or waived by Buyer in writing and the Closing has not occurred by September 11, 2011 or the date of such notice, whichever is later;

(c) By written notice from the Sellers to Buyer if:

(i) there has been a material misrepresentation or breach by Buyer in the representations, warranties, agreements or covenants of Buyer set forth herein; or

(ii) any of the conditions provided for in Article 12 of this Agreement have not been satisfied or waived by the Sellers in writing and the Closing has not occurred by September 11, 2011 or the date of such notice, whichever is later; or

(d) By written notice from the Sellers to Buyer in accordance with Section 3.1 of this Agreement.

10.2 Effect of Termination.  In the event of a termination of this Agreement by Buyer under Section 10.1(b)(i), the Buyer shall have as a sole remedy monetary damages equal to the Extension Fee.  In the event of a termination of this Agreement by the Sellers on behalf of the Sellers under Section 3.1, 10.1(c)(i) or 10(d), the sole and exclusive remedy of the Sellers shall be the applicable remedy set forth in Section 3.1.  In the event of any other termination of this Agreement, no party shall have any rights of recovery or causes of action against any other party hereto.

10.3 Right to Proceed.  If any of the conditions specified in Article 11 hereof have not been satisfied, Buyer, in addition to any other rights that may be available to it, may waive its rights to have such conditions satisfied prior to Closing and may proceed with the transactions contemplated hereby, and if any of the conditions specified in Section 12 hereof have not been satisfied prior to Closing, the Sellers, in addition to any other rights that may be available to them, may waive their rights to have such conditions satisfied and may proceed with the transactions contemplated hereby; provided, however, that any such waiver by Buyer or Sellers, as the case may be, shall in no way diminish or eliminate any other rights that may be available to the waiving party related to or as a result of the waived condition or conditions not having been satisfied prior to Closing.

11.   CONDITIONS TO OBLIGATIONS OF BUYER.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, and these conditions shall be valid, effective and enforceable notwithstanding any disclosure by Sellers of any item covered hereby, irrespective of whether such disclosure is in this Agreement, the schedules hereto, or otherwise, and irrespective of whether such disclosure is made before or after the execution of this Agreement (it being understood that these Seller obligations are several, not joint, and that they apply to Murex only to the extent that such matters are in Murex’s actual knowledge or control, as applicable):

11.1 Acts to be Performed.  Each of the acts and undertakings, obligations and covenants of Sellers and each Group Company to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with on or before the Closing Date.

11.2 Representations and Warranties.  Each of the representations and warranties of Sellers herein contained shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

11.3 Due Diligence.  Buyer’s due diligence review has confirmed, in Buyer’s sole reasonable judgment, (i) the accuracy and completeness of the information concerning the Acquired Business and the customers, suppliers, brokers and employees of each Group Company previously supplied to Buyer by Sellers; (ii) that from the Signing Date there has not occurred or failed to occur any event the occurrence or failure to occur of which, as the case may be, is or is reasonably likely to be, and no condition exists that is or is reasonably likely to be, materially adverse to the Group Company or the customer, supplier, broker or employee relationships of either Group Company or the Acquired Business; and (iii) that the Real Estate and the financial condition, property, results of operations and prospects of each Group Company, received or obtained after the Signing Date, are satisfactory.

11.4 No Material Adverse Change.  There shall not have occurred (i) any material adverse change since December 31, 2010 in the business, prospects, properties, results of operations or business or financial condition of either Group Company, and there shall not have been any occurrence, circumstance or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, that might reasonably be expected to result in any such material adverse change before or after the Closing Date, or (ii) any loss or damage to any assets of either Group Company or the Real Estate (whether or not covered by insurance) that could materially affect or impair the ability of either Group Company to conduct after the Closing Date the business now being conducted by such Group Company.

11.5 Ordinary Course.  Each Group Company shall have operated its business in the ordinary course since December 31, 2010, and there shall have been no transactions outside the ordinary course of business without the prior written consent of Buyer.

11.6 Third-Party Consents.  All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation by Sellers of the transactions contemplated by this Agreement and to permit the business currently carried on by each Group Company to continue to be carried on by such Group Company unimpaired immediately following the Closing Date shall have been obtained.  Sellers shall have also obtained all other necessary third-party consents and approvals to the transactions contemplated by this Agreement, including those set forth on Schedule 4.1(c) attached hereto.  None of such consents or approvals shall be conditioned upon any action or commitment, other than those specified in this Agreement, to be taken or made by Buyer.

11.7 Statutory Requirements; Litigation.  All statutory requirements for the valid consummation by Sellers of the transactions contemplated by this Agreement, shall have been fulfilled.  Between the date of this Agreement and the Closing Date, no action, investigation or proceeding shall have been instituted or shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or to obtain damages in respect thereof.

11.8 Other Agreements and Documents.  On or before the Closing Date, Buyer shall have received the closing deliveries specified in Section 3.2(a) of this Agreement.

11.9 Liens.  The assets of each Group Company shall be free and clear of all security interests, mortgages, deeds of trust, liens, claims and encumbrances of any nature whatsoever.

11.10 Audit.  Sadler & Gibbs shall have completed the audit of each Group Company’s financial statements for the years ended December 31, 2009 and 2010.

12.   CONDITIONS TO OBLIGATION OF SELLERS.  The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, and these conditions shall be valid, effective and enforceable notwithstanding any disclosure by Buyer of any item covered hereby, irrespective of whether such disclosure is in this Agreement, the schedules hereto, or otherwise, and irrespective of whether such disclosure is made before or after the execution of this Agreement:

12.1 Acts to be Performed.  Each of the acts and undertakings, obligations and covenants of Buyer to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with on or prior to the Closing Date.

12.2 Representations and Warranties.  Each of the representations and warranties of Buyer herein contained shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

12.3 Statutory Requirements; Litigation.  All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled.  Between the date of this Agreement and the Closing Date no action or proceeding shall have been instituted or shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or to obtain damages in respect thereof.

12.4 Other Agreements and Documents.  On or before the Closing Date, Sellers shall have received the closing deliveries specified in Section 3.2(b) of this Agreement.

13.   SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS; INDEMNIFICATION.

13.1 Survival of Representations, Warranties, Agreements and Covenants.

(a) Each and every representation and warranty made by each Group Company, Sellers, and Buyer in this Agreement or in any exhibits, schedules, instruments of transfer or other documents delivered pursuant thereto or in connection therewith shall be effective regardless of any investigation that may have been or may be made at any time by or on behalf of the party to whom such representation or warranty is made and shall survive the Closing, but except as otherwise provided in this Section 13.1, shall terminate on the second anniversary of the Closing Date, and thereafter shall be of no further force or effect.

(b) Any representation or warranty of the Sellers relating to any Tax or Tax Return or employee benefits, retirement or to any other matter governed by ERISA shall extend until thirty (30) days after the expiration of the applicable statutory period of limitations, including any extension thereof.

(c) Any representation or warranty of the Sellers relating to title to or ownership of the Purchased Equity Interests, capitalization of either Group Company or ownership of assets by either Group Company shall extend for an unlimited period after the Closing Date.

(d) Any representation or warranty of the Sellers relating to Environmental Claims, Environmental Laws or Materials of Environmental Concern shall extend for a period of five (5) years after the Closing Date.

(e) Any representation or warranty of the Sellers regarding the matters set forth in Section 4.9 of this Agreement (other than as to the matters referred to in Sections 13.1(b), 13.1(c) or 13.1 (d) above, which matters shall be governed by the time periods provided for in those Sections) shall extend for a period of three (3) years after the Closing Date.

(f) All covenants and agreements contained in this Agreement or in any related agreement, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms.

(g) Any agreement or covenant of the Sellers regarding Retained Liabilities shall extend for an unlimited period after the Closing Date.

(h) The date on which any covenant, agreement, representation or warranty terminates in accordance with this Article X is referred to herein as the “Cut-off Date” for such covenant, agreement, representation or warranty.  Any representation, warranty, covenant or agreement that would otherwise terminate at the Cut-off Date with respect thereto shall survive if notice in reasonable specificity of the breach, inaccuracy or nonperformance thereof shall have been given on or prior to the Cut-off Date with respect thereto to the party against whom indemnification may be sought for the purpose of allowing the assertion of a claim based thereon.

(i) The covenants and agreements contained in this Article X shall survive until such time as any claim for indemnification is finally settled in accordance with the terms thereof.

13.2 Indemnification by Buyer.

(a) Buyer agrees to indemnify the Sellers and hold them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Sellers with respect to or by reason of (i) any breach or inaccuracy on the part of Buyer of any of its representations and warranties contained in this Agreement or in any related agreement, certificate, document or instrument delivered by Buyer hereunder or (ii) any breach, default or lack of performance on the part of Buyer of any of its agreements or covenants contained in this Agreement or in any related agreement, certificate, document or instrument delivered by Buyer hereunder.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) the Sellers shall not be entitled to indemnification under Section 13.2(a) with respect to any claim for indemnification thereunder, unless the Sellers have given Buyer written notice of such claim prior to the applicable Cut-off Date; and

(ii) the Sellers shall not be entitled to indemnification or payment under Section 13.2(a)(i) of this Agreement unless and until the aggregate amount of Losses under Section 13.2(a)(i) exceeds $10,000 and then shall be entitled to indemnification and payment for all such Losses; and

(iii) the Sellers shall not be entitled to indemnification or payment under Section 13.2(a)(i) of this Agreement for Losses under Section 13.2(a)(i) to the extent the aggregate Losses under Section 13.2(a)(i) exceed the amount of the Initial Payment.

13.3 Indemnification by Sellers.

(a) The Sellers severally agree to indemnify Buyer and each Group Company and hold them harmless from and against any and all Losses incurred or sustained or suffered by, or imposed upon, Buyer or either Group Company, with respect to or by reason of (i) any breach or inaccuracy on the part of a Seller of any of such Seller’s representations and warranties contained in this Agreement or in any related agreement, certificate, document or instrument delivered by such Seller hereunder; (ii) any breach, default or lack of performance on the part of such Seller of its agreements or covenants contained in this Agreement or in any related agreement, certificate, document or instrument delivered by the Sellers hereunder; (iii) any suit, action, proceeding or claim now pending or which may be made or brought hereafter based upon any incident or transaction related to the business of either Group Company occurring prior to or on the Closing Date, which has not been disclosed in writing in a Schedule attached hereto; or (iv) the Retained Liabilities.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) Buyer and the Group Companies shall not be entitled to indemnification under Section 13.3(a) with respect to any claim for indemnification, unless Buyer has given the Sellers written notice of such claim prior to the applicable Cut-off Date; and

(ii) Buyer and the Group Companies shall not be entitled to indemnification or payment under Section 13.3(a)(i) of this Agreement unless and until the aggregate amount of Losses under Section 13.3(a)(i) exceeds $10,000 and then shall be entitled to indemnification and payment only for all such Losses; and

(iii) Buyer and the Group Companies shall not be entitled to indemnification or payment under Section 13.3(a)(i) of this Agreement for Losses under Section 13.3(a)(i) to the extent the aggregate Losses under Section 13.3(a)(i) exceed the amount of the Initial Payment;

(iv) the limitations in Sections 13.3(b)(ii) and 13.3(b)(iii) of this Agreement shall not apply to the respective, several obligations of the Sellers to indemnify Buyer and the Group Companies with respect to the representations and warranties of the Sellers set forth in Sections 4.1, 4.2, 4.3, 4.7, 4.11, 4.12, 4.21, and  4.25  of this Agreement (but, with respect to Murex, only to the extent those representations are actually made by Murex);

(v) Murex’s maximum potential liability pursuant to Section 13.3(a) shall be limited to Murex’s interest in the Retention Fund in the Retention Account;

(vi) For the avoidance of doubt, Buyer’s sole remedy against either Seller for breach of any representation, warranty, covenant or other obligation hereunder shall be to seek indemnification pursuant to Section 13.3(a); that is, for example, Buyer may not seek recovery against a Seller for an alleged breach of a representation and warranty under Section 4, and contend that such claim is for “breach of contract,” not for “indemnification,” and that the claim is therefore free of the limitations on “indemnification” set forth in this Section 13.3(b); and,

(vii) Crew shall indemnify and hold harmless Buyer for any and all Losses pursuant to Section 13.3 (a) for which she may be liable in addition to any and all Losses pursuant to Section 13.3(a) for which Murex would have been liable under Section 13.3(a) but for the application of Section 13.3(b)(v).

13.4 Retention Account.  To the extent that Buyer or either Group Company makes any claim against either Seller under Section 13.3 of this Agreement, any amount due to Buyer from either Seller shall be paid to the Buyer first (i) from the Retention Account to the extent there is a sufficient balance therein and at such point as the Retention Account is exhausted, then (but subject to Section 13.3(b)(v)) (ii) as a set-off against any other payment due hereunder to the Sellers, including any portion of the Initial Payment and any Earnout Payment, to the extent such set-off would satisfy the amount owed pursuant to this Section 13.4 and if there are not sufficient other payments due hereunder to accommodate such set-off, then  (iii) by wire transfer of immediately available funds from the Sellers to the Buyer.  Any such payment or set-off shall be calculated and paid or set-off, as applicable, within 10 days after the date on which such payment or set-off is due to be made pursuant to Article X herein.

13.5 Interest.  Any payment required to be made by any party pursuant to this Article X shall be made with interest for the period from the date the indemnification claim is made to the date of payment at an annual rate equal to the prime rate of interest as published in the Wall Street Journal from time to time, and the rate of interest hereunder shall change with each change in such prime rate.

13.6 Procedures for Third-Party Claims.

(a) Any party seeking indemnification pursuant to this Article X (the “Indemnified Party”) in respect of any legal proceeding, action, claim or demand (in each case, a “Claim”) instituted by any third person or governmental entity shall give the party from whom indemnification with respect to such claim is sought (the “Indemnifying Party”) (i) prompt written notice (but in no event more than twenty (20) days after the Indemnified Party acquires knowledge thereof) of such Claim and (ii) copies of all documents and information relating to any such Claim within twenty (20) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have actually and materially prejudiced the defense of the Claim.

(b) Subject to Section 13.6(c) of this Agreement, the Indemnifying Party shall have the right, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith.  The Indemnified Party may participate in any proceeding with counsel of its choice and at its expense.  The Indemnifying Party may not enter into a settlement of any such claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party.  In the event the Indemnifying Party does not, within fifteen (15) days after it receives written notice of the Claim from the Indemnified Party, agree in writing to accept the defense of, and assume all responsibility for, such Claim as provided above in this Section 13.6(b), then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party under this Article X.

(c) In the event the Claim subject to this Section 13.6 is an Environmental Claim, the parties agree that the following provisions shall apply:

(i) Buyer shall have control of all actions that may be necessary in order (A) to resolve the Environmental Claim and (B) to address, correct, remediate and repair conditions giving rise to such Environmental Claim (the “Conditions”) so that such Conditions are in full compliance with Environmental Laws;

(ii) Buyer shall retain a qualified environmental consulting/services company (“Consultant”) to review such Environmental Claim and associated Conditions and to determine the extent to which correction, remediation or repair of the Conditions is necessary to be in full compliance with Environmental Laws, and the Consultant shall prepare a written report for Buyer and the Sellers setting forth such review and determination and the specific actions to be taken so to correct, remediate and repair the Conditions without unreasonably interrupting the business operations of either Group Company.

To the extent practicable under the circumstances, Buyer shall consult with the Sellers as to the matters described in this Section 13.6(c)(ii), but the Sellers shall not have a right of approval or disapproval as to such matters;

(iii) Subject to Buyer complying with this Section 13.6(c), the Sellers shall be solely responsible for and shall pay and, if applicable, shall reimburse Buyer or the Group Companies for (A) all Remediation Costs and Expenses (as defined below) and (B) any damages, fines, penalties and other reasonable costs and expenses resulting from or attributable to resolution of the Environmental Claim or relating to the Conditions not being in full compliance as of the Closing with applicable Environmental Laws, to the extent indemnification is provided therefor under this Article X;

(iv) For purposes of this Section 13.6(c), “Remediation Costs and Expenses” shall mean the fees, costs and expenses reasonably incurred by Buyer or the Group Companies in undertaking and completing the actions recommended by the Consultant to so correct, remediate and repair the Conditions including, without limitation, environmental consultants’ and contractors’ fees, attorneys’ fees, laboratory and analytical costs and expenses, equipment charges, industrial or hazardous waste disposal costs, and all other fees, costs or expenses reasonably incurred in connection with sampling, monitoring, investigation and remediation activities; and

(v) Any amounts payable by the Sellers pursuant to this Section 13.6(c) shall be paid within thirty (30) days of the date an invoice therefor is given to the Sellers.

14.   GOVERNING LAW.  This Agreement shall be governed by and construed under and in accordance with the Laws of the Commonwealth of Pennsylvania, excluding any choice of Law rules that might direct the application of the Laws of another jurisdiction.

15.   SUBMISSION TO JURISDICTION.  Any legal action arising out of or relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in Philadelphia County, PennsylvaniaEach party to this Agreement expressly and irrevocably consents and submits to the jurisdiction of each state, federal, and appellate court located in Philadelphia County, Pennsylvaniain connection with any such legal action or proceeding.  Each party further agrees that each state and federal court located in Philadelphia County, Pennsylvaniashall be deemed to be a convenient forum.  Each party agrees not to assert (by way of motion, as a defense or otherwise), in any such proceeding commenced in any state or federal court located in Philadelphia County, Pennsylvaniaany claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.  The parties agree that irreparable damage may occur and that the parties would not have any.

16.   NOTICES.  Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or overnight courier, by acknowledged facsimile transmission followed by the original mailed by certified mail, return receipt requested, or three (3) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

To Buyer:	With a copy to:

Chief Executive Officer	Chad Wiener
101 First St. Suite 493	Quarles & Brady LLP
Los Altos, CA 94022	411 East Wisconsin Avenue
US Fax: 650 887 2101	Milwaukee, WI 53202
Fax: 414-978-8918
and:

145-157 St. John St
London, England, EC1V 4PW
UK Fax: +44 (0) 207 681 1088

To Crew:	With a copy to:
991 Smithbridge Road	Peter R. Spirgel
Glen Mills, PA 19342	Flaster Greenberg
1810 Chapel Avenue West
To Murex:	Cherry Hill, NJ 08003
4700 Wissahickon Avenue, Ste 126 Philadelphia, PA 19144 Attn: Alan Boon
Fax: 856-661-1919

or such other addresses as shall be similarly furnished in writing by either party.

17.   EXHIBITS.  All exhibits and schedules hereto are by reference incorporated herein and made a part hereof.

18.   ENTIRE AGREEMENT; BINDING EFFECT.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there are no agreements or understandings between the parties other than those set forth herein or executed simultaneously or in connection herewith.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

19.   HEADINGS.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

20.   EXPENSES.  The parties hereto shall bear their respective expenses incurred in connection with the negotiation, execution and performance of this Agreement without obligation to pay or contribute to the expenses incurred by any other party.  The Sellers shall be responsible for all Professional and Transaction Fees and none of Buyer or either Group Company shall have any liability for any Professional and Transaction Fees; provided, however, that Buyer shall be liable for the audit performed by Sadler & Gibbs necessary for Buyer’s SEC compliance, unless Sellers default on this Agreement prior to Closing or the Buyer terminates the Agreement pursuant to Section 10.1(b)(i).  For these purposes, Buyer’s inability to consummate this agreement by the Closing Date or within the time provided for in Section 3.1(b) shall not constitute a default by the Sellers.

21.   AMENDMENT.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

22.   WAIVER.  The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein.

23.   TIME OF THE ESSENCE.  Time is deemed to be of the essence with respect to all of the terms, covenants, representations and warranties of this Agreement.

24.   ASSIGNMENT.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

25.   COUNTERPARTS; FACSIMILE SIGNATURE.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile or other electronic transmission by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against such Person.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement all as of the day and year first above written.

BUYER:

E-WASTE SYSTEMS, INC.

By: _________________________________

Title:  _______________________________

CSS:

LAPTOP SERVICE CENTER, LLC D/B/A COMPUTER SYSTEMS SOLUTIONS

By: _________________________________

Title:  _______________________________

CPU:

SURF INVESTMENTS, LTD. D/B/A CPU

By: _________________________________

Title:  _______________________________

CREW:

                            __________________________________
Kimberly Crew

MUREX:

MUREX CORPORATION

By:  Robert Fishman

           Title:  _______________________________

Schedule 1.1

Existing Plans

AETNA POSPA cost sharing no referral 2.4

Schedule 1.2

Forecasts

Group Companies provided Buyer Forecasts as part of the Due Diligence request by email from Barry Ketner to Martin Nielson at Buyer on March 21, 2011.

Schedule 1.3

None.

Schedule 1.4

None.

Schedule 1.5

None.

Schedule 1.6

Retained Liabilities

1. Any obligations, liabilities or guaranties of either Group Company related to Indebtedness.

2. Any obligations or liabilities of either Group Company (i) to any former shareholder of either Group Company related to matters prior to the Closing or (ii) to either Seller or any former shareholder of either Group Company arising from or resulting from any failure by either Group Company to fully comply with applicable securities Laws in connection with the issuance, sale or repurchase of capital stock.

3. Any obligations or liabilities (i) of CSS Technical Staffing or (ii) of Technology Playground or related to arising from any act or omission of any Person conducting business as Technology Playground.

4. Any obligations or liabilities of either Group Company to current or former employees of either Group Company or its ERISA Affiliates related to matters prior to the Closing or earned or accrued as a result of the Closing, to the extent not shown on the Closing Balance Sheet.

5. Any obligations, liabilities, costs or expenses of either Group Company related to the Existing Plans for any period prior to or ending with the Closing Date to the extent not shown on the Closing Balance Sheet, including without limitation (i) any additional contributions, filing fees, interest, penalties and related attorney fees and accounting fees attributable to errors in the administration thereof, (ii) any payments made by Buyer or either Group Company to the Internal Revenue Service, the Existing Plans, the trust or insurance contract funding the Existing Plans and/or former or current participants of the Existing Plans, necessary to preserve or restore the tax qualified status of any Existing Plan with respect to documentary or operational defects arising prior to the Closing Date and (iii) any amount by which the actual incurred but not reported claims under any Existing Plan exceed the reserve for such claims shown on the Closing Balance Sheet.

Schedule 2.3(e)(i) and 2.3(e)(ii)

Schedule 2.3(e)(ii)

Allocation of Purchase Among the Purchased Membership Interests and Purchased Stock:

Purchased Membership Interests – 35% of Purchase Price

Purchased Stock – 65% of Purchase Price

Schedule 2.3(e)(ii).  Allocation of Purchase Price for the Purchased Membership Interests among assets of CSS:

4 Assets	Aggregate fair market value	Allocation of sales price
(actual amount for Class I)

Class I	$	$
Class II	$	$
Class III	$	$
Class IV	$	$
Class V	$	$
Classes VI
& VII	$	$

Total		$

Schedule 4.1(c)

None.

 Schedule 4.2(a)

Each Group Company is duly qualified and/or licensed, as the case may be, and in good standing in each of the jurisdictions as follows:

CSS:  Pennsylvania and Massachusetts

CPU: California

Schedule 4.2(d)

CSS

Name                                Percentage of Membership Interests

Kimberly Crew Erle                                70%

Murex Corporation                                30%

CPU

Name                                Number of Shares of the Common Stock

Kimberly Crew Erle                                3010

Murex Corporation                                1290

Schedule 4.2(e)

Managers, Members, Officers and directors

CSS:

Kimberly Crew – President

Robert Fishman - Secretary

Chris Acevedo – Chief Financial Officer

Kimberly Crew – Member

Murex Corporation – Member

CPU:

Kimberly Crew – President

Robert Fishman - Secretary

Julie Peterson – Vice President

Chris Acevedo – Chief Financial Officer

Kimberly Crew – Director

Robert Fishman - Director

Schedule 4.5(a)

Group Companies previously furnished to Buyer true and correct copies of the Financial Statements on June 15, 2011 via e-mail from Sara Osborne, through Flaster/Greenberg P.C., to Quarles & Brady LLP as part of section 8.2, 8.4, 8.5, 8.8 and 8.9 of the due diligence request, and also to accounting firm of Sadler & Gibbs.

Schedule 4.5(b)

None.

Schedule 4.5(c)

Since the Sellers’ acquisition of CPU in December 31, 2008 there has been no change in the accounting methods or practices of CPU, no change in CPU’s policies with respect to depreciation or amortization including useful lives of assets or rates for depreciation or amortization, and no change in CPU’s policies with respect to pricing inventory or capitalizing costs.

Schedule 4.6

None.

Schedule 4.7

None.

Schedule 4.8

None.

Schedule 4.9

None.

Schedule 4.10(a)

None.

Schedule 4.11(b)

The assets of the Group Companies serve as collateral/guaranty for the Laptop Service Center LLC Term Loan with Bank of America ("Laptop Term Loan") and the Computer Staffing Services Line of Credit with Bank of America ("Staffing LOC"). The Laptop Term Loan will be paid off on the Closing Date with sale proceeds. All debt, all guaranties or related liabilities of the Group Companies pursuant to the Laptop Term Loan and Staffing LOC will be terminated and released on the Closing Date, and all liens on the Group Companies' assets related to the Laptop Term Loan and the Staffing LOC will be terminated on or soon after the Closing Date.

Schedule 4.11(d)

Insurance Policies

	Insurance Company	Policy Number	Term of Coverage	Property or Risk Covered

LSC	The Hartford	44WECLV8246	7/31/10 - 7/31/11	$500,000 each accident
	Workers' Compensation			$500,000 Policy Limit
$500,000 Each employee

LSC	The Hartford	44SBAPO3011	12/18/10 - 12/18/11
Package
	Property,Liability			MA/PA $55,000.00 pers property/contents
	Umbrella			2 Million

CPU	The Hartford
	Workers' Compensation	44WECZN8014	1/24/11-1/24/12	1 million each accident
1 million each Policy Limit
1 million Each Employee

Schedule 4.11(e)

None.

Schedule 4.12(a)

2010 Tax Returns are on extension.

Schedule 4.12(c)

None.

Schedule 4.12(d)

None.

Schedule 4.12(f)

None.

Schedule 4.12(h)

None.

Schedule 4.12(j)

None.

Schedule 4.12(k)

None.

Schedule 4.13

Unpaid Vacation

Employees are entitled to the following holidays after 90 days of continuous employment: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and one floating holiday (usually taken at Thanksgiving).

The PTO time accrued to current payroll 6/10/11 for each employee is as follows:

Employee	PTO Hours

CPU:
Dalit, Jason	33.29
Fuerte, Librado	109.2
Grimble, Daryl	17.99
Jensen, Kenneth	19.03
Kyle, Kristen	0
Mindiola, Lupe	96
Newton, Matthew	86.32
Nguyen, Khoi	38.12
Peterson, Julie	192
Prum, Kosal	30.23
Rodriguez, Erica	-2.14
Skeen, Daniel	76.47

LSC:
Bailey, Jeffrey	0
Huffer, Richard	48
Mansfield, Christine	13.66
McClintock, Kevin	5.8
Mele, Michael	4.96
Ngan, Chiang	0
O'Neil, Jared	4.01
Vinson, Kevin	160

Schedule 4.14(a)

Sellers have provided copies of all relevant contracts under Section 17 of the Due Diligence Request and again on a Flash Drive send via overnight mail by Kimberly Crew to Buyer on Thursday June 9, 2011.

The assets of the Group Companies serve as collateral/guaranty for the Laptop Service Center LLC Term Loan with Bank of America ("Laptop Term Loan") and the Computer Staffing Services Line of Credit with Bank of America ("Staffing LOC"). The Laptop Term Loan will be paid off on the Closing Date with sale proceeds. All debt, all guaranties or related liabilities of the Group Companies pursuant to the Laptop Term Loan and Staffing LOC will be terminated and released on the Closing Date, and all liens on the Group Companies' assets related to the Laptop Term Loan and the Staffing LOC will be terminated on or soon after the Closing Date.

Group Companies are parties to the following leases:

Lease between Airport Industrial Complex, a California limited partnership and Surf Investments, LTD., a California corporation dated February 4, 2011 for the premises located at 17922 Sky Park Circle, (Building 42) Suite JK Irvine, California 92614.

Lease between PG Realty and Laptop Services Center, LLC dated August of 2008 for the premises located at 440 Totten Pond Road, Waltham, MA, suite 200.

Lease between Computer Management Systems & Solutions, Inc. a Pennsylvania corporation and SJS-Linde, L.P. dated 2008 for the premises located at 50 West Powhattan Ave Essington, PA.

Lease between PS Business Parks, L.P., a California limited partnership and Surf Investments, LTD, a California Corporation dated as of February 4, 2011 for the premises located at 6540 Lusk Blvd., San Diego California 92121.

Schedule 4.15

Trade Names:

Laptop Service Center, LLC D/B/A Computer Systems Solutions,

Surf Investments, LTD. D/B/A CPU

Schedule 4.16

None.

Schedule 4.18

Affiliates

Lighthouse Ventures Management provides management, accounting and bookkeeping services for a fee to the Group Companies.

Schedule 4.19

Bank Accounts

Company	Bank Name	Acct #	Signatories

Laptop Service Center	Bank of America	9001396740	Kimberly Crew
			Christopher Acevedo

Surf Investments/
Cpu Computer Repair	Bank of America	383006113113	Kimberly Crew
			Christopher Acevedo
			Julie Peterson

Schedule 4.21(a)

Indebtedness:

The assets of the Group Companies serve as collateral/guaranty for the Laptop Service Center LLC Term Loan with Bank of America ("Laptop Term Loan") and the Computer Staffing Services Line of Credit with Bank of America ("Staffing LOC"). The Laptop Term Loan will be paid off on the Closing Date with sale proceeds. All debt, all guaranties or related liabilities of the Group Companies pursuant to the Laptop Term Loan and Staffing LOC will be terminated and released on the Closing Date, and all liens on the Group Companies' assets related to the Laptop Term Loan and the Staffing LOC will be terminated on or soon after the Closing Date.

Schedule 4.21(b)

None.

Schedule 4.22

None.

Schedule 4.23

None.

Schedule 4.24(a)

None.

Schedule 4.24(b)

CPU

Sales

Employee Name	Job Title	2011 Payroll to Date	2010 Payroll

Timothy Conrad	Education Technology Consultant	9423.05	14882.65
Paulette Donnellon	Director Government/Education	30251.07	85827.98
Lupe Mindola	Business Development Manager	22373.51	45273.49
Khoi Nguyen	Business Development Manager	16208.47	39232.83

Production

Employee Name	Job Title	2011 Payroll to Date	2010 Payroll

Jason Dalit	Service Coordinatior /Shipping	9985.8	23904.18
Librato Fuerte	Technician	20273.76	45374.41
Kenneth Jensen	Technician	12952.78	25424.07
Kosal Prum	Technician	7160.77	14820.53
Erica Rodriguez	Technician	11586.23	31263.99
Daniel Skeen	Technician	12822.47	29962.34

General

Employee Name	Job Title	2011 Payroll to Date	2010 Payroll

Daryl Grimble	Service Coordinator/Hotswap	14674.8	35615.1
Kristen Kyle	Service Coordinator	10571.02	20215.5
Matthew Newton	Service Coordinator/shipping	12600.51	29857.64
Julie Peterson	COO/Team Leader	25268.28	57529.68
Shannon Samples	Bookkeeper	733.6	8452.72

LSC

Sales

Employee Name	Job Title	2011 Payroll to date	2010 payroll

Richard Huffer	Business Development Mgr	17,471.19	43,736.33
Michael Mele	Business Development Mgr/Team leader	23,061.75	51,924.25

Production

Employee Name	Job Title	2011 Payroll to date	2010 payroll

Kevin McClintock	Service Coordinator/ Purchaser	11,660.00	27,496.96
Kevin Vinson	Power Technician	23,104.40	55,164.80

General

Employee Name	Job Title	2011 Payroll to date	2010 payroll

Jeffrey Bailey	Shipping/receiving	1,937.50	N/A
Christine Mansfield	Bookkeeper/ adminstrative asst	11,772.00	23,743.11

Schedule 4.24(c)

None.

Schedule 4.25

AETNA POSPA cost sharing no referral 2.4 can be terminated with 60 days written notice.

Schedule 4.28

Sellers’ Broker – RLS Associates.

Schedule 6.3

None.

Schedule 8.2

Employee List

Surf/CPU
10 Full/2 Part

First Name	Last Name	Position	Full/Part Time	Home Office
Daryl	Grimble	Service Co/Hotswap Ld.	Full Time	Irvine
Erica	Rodriguez	Technician	Full Time	Irvine
Jason	Dalit	Service Co/Shipping	Full Time	Irvine
Julie	Peterson	COO/Team Leader	Full Time	Irvine
Kenneth	Jensen	Technician	Full Time	Irvine
Khoi	Nguyen	BDM	Full Time	Irvine
Librado	Fuerte	Technician	Full Time	Irvine
Lupe	Mindiola	BDM	Full Time	Irvine
Shannon	Samples	Bookkeeper	Part Time	Irvine
Daniel	Skeen	Technician	Full Time	San Diego
Kosal	Prum	Technician	Part Time	San Diego
Matthew	Newton	Service Co/Shipping	Full Time	San Diego

LSC
6 Full/2 Part

First Name	Last Name	Position	Full/Part Time	Home Office
Kevin	McClintock	Technician	Full Time	Philadelphia
Kevin	Vinson	Power Technician	Full Time	Philadelphia
Richard	Huffer	BDM	Full Time	Philadelphia
Jeffrey	Bailey	shipping/receiving	Part Time	Philadelphia
Chiang	Ngan	Technician	Full Time	Massachusetts
Michael	Mele	BDM/Team Leader	Full Time	Massachusetts
Jared	O'Neil	Service Co/Shipping	Part Time	Massachusetts
Christine	Mansfield	Bookkeeper	Full Time	Newark